EXECUTION COPY
SHARE PURCHASE AGREEMENT
          This Share Purchase Agreement is made as of January 16, 2007 among certain shareholders of Curomax Corporation and all of the shareholders of 2044904 Ontario Inc. (“Bird Holdco”), 2044903 Ontario Inc. (“Reynolds Holdco”) and 2044905 Ontario Inc. (“Collins Holdco”), all of whose names are listed on the signing page hereof (collectively, the “Principal Vendors”), Curomax Corporation (the “Corporation”) and 6680968 Canada Inc. (the “Purchaser”).
RECITALS
A. The Vendors (other than the shareholders of Reynolds Holdco, Bird Holdco and Collins Holdco) are the registered and beneficial owners of all the issued and outstanding shares in the capital of the Corporation other than the shares of the Corporation that are owned by Reynolds Holdco, Bird Holdco and Collins Holdco.
B. Alan Bird is the registered and beneficial owner of all of the issued and outstanding shares of Bird Holdco.
C. Michael Collins and Christina Collins are the registered and beneficial owners of all of the issued and outstanding shares of Collins Holdco.
D. Desmond Reynolds and Leah Reynolds are the registered and beneficial owners of all of the issued and outstanding shares of Reynolds Holdco.
E. The Purchaser is willing to purchase and the Principal Vendors are willing to sell all the issued and outstanding shares in the capital of the Corporation, Reynolds Holdco, Bird Holdco and Collins Holdco owned by them on the terms and conditions contained in this Agreement.
F. After the date of the Agreement, the Purchaser will offer to purchase from each remaining shareholder, option holder and warrant holder of the Corporation all of their shares of the Corporation (in the case of option holders and warrant holders, after exercise) on the same terms and conditions as the Principal Vendors.
G. Each Remaining Vendor upon signing an Offer Acceptance wishes to sell all of the issued and outstanding shares in the capital of the Corporation owned by such Remaining Shareholder on the terms and conditions contained in this Agreement.
          For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:
Share Purchase Agreement

ARTICLE 1
INTERPRETATION
1.1 Definitions. In this Agreement, the following terms shall have the meanings set out below unless the context requires otherwise:
“Accounting Referee” has the meaning set out in Section 2.4(4).
“Adjustment Date” has the meaning set out in Section 2.4(6).
“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an Affiliate. A Person shall be deemed to control a Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.
“Agreed Debt” means the Agreed Operating Lease Debt, the VentureLink Debt and any amount owed to BNS in connection with the operating line.
“Agreed Operating Lease Debt” means $250,000 representing the agreed amount for Closing purposes of the total current indebtedness and liability of Curomax under the leases with BNS, Maxium and Roy Foss Motors Ltd. listed in Schedule 4.1(12).
“Agreement” means this Agreement, including the Exhibits and the Schedules to this Agreement, as it or they may be amended or supplemented from time to time, and the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular Section or other portion of this Agreement.
“Aligna Consulting Business” means the business consulting services, which is primarily but not exclusively the strategic organizational redesign service, of Curomax which carries on business under the tradename “Aligna Solutions”.
“Applicable Employee Benefit Laws” has the meaning set out in Section 4.1(29).
“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law (collectively, the “Law”) relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of the Law (or any part thereof) by any Person having jurisdiction over it, or charged with its administration or interpretation.
“Assets” means all the properties, assets, interests and rights of the Corporation and the Subsidiaries including the following:
Share Purchase Agreement

(a)	all rights and interests of Curomax to and in the Leased Premises and under the Premises Leases, including prepaid rents, security deposits and options to renew or purchase, rights of first refusal under the Premises Leases and all leasehold improvements owned by the Corporation or a Subsidiary and forming part of the Leased Premises;

(b)	the Personal Property;

(c)	the Receivables;

(d)	all rights and interests under or pursuant to all warranties, representations and guarantees, express, implied or otherwise, of or made by suppliers or others in connection with the Assets;

(e)	the Intellectual Property;

(f)	the Contracts;

(g)	the Licences and Permits;

(h)	the Books and Records;

(i)	all prepaid charges, deposits, sums and fees paid by the Corporation or a Subsidiary before the Closing Time;

(j)	all goodwill of the Corporation including the present telephone numbers, internet domain addresses and other communications numbers and addresses of the Corporation or a Subsidiary;

(k)	all of the issued and outstanding shares in the capital of the Subsidiaries; and

(l)	all proceeds of any or all of the foregoing received or receivable after the Closing Time.
“Bird Holdco” means 2044904 Ontario Inc.
“BNS” means The Bank of Nova Scotia.
“Books and Records” means all books, records, files and papers of the Corporation and the Subsidiaries including drawings, engineering information, computer programs, software programs, manuals and data, sales and advertising materials, sales and purchases correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of the Corporation and the Subsidiaries, and all copies and recordings of the foregoing.
“Business” means the business carried on by the Corporation and the Subsidiaries in Canada and the United States which primarily involves (a) the provision of the Portal Services to Customers
Share Purchase Agreement

for Vehicle financing, (b) the provision of the Portal Services to Customers for Home Renovation financing, (c) the Aligna Consulting Business and (d) the holding of the Owned Intellectual Property.
“Business Continuation Amount” has the meaning set out in Section 2.3(5).
“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of Toronto, Ontario.
“Canadian Dollars” means the lawful currency of Canada.
“Canadian GAAP” means those accounting principles which are recognized as being generally accepted in Canada from time to time, consistently applied.
“Canadian Opco” means Curomax Canada Inc.
“Claim” has the meaning set out in Section 5.1.
“Closing” means the completion of the purchase and sale of the Purchased Shares in accordance with the provisions of this Agreement.
“Closing Cash Payment” has the meaning set out in Section 2.3(1).
“Closing Date” means February 1, 2007 or such earlier or later date as may be agreed upon in writing by the Parties.
“Closing Statement” has the meaning set out in Section 2.4(2).
“Closing Statement Objection Notice” has the meaning set out in Section 2.4(3).
“Closing Time” means 12:01 a.m. EST on the Closing Date provided for in Section 3.1.
“Closing Working Capital” means the Working Capital as at the Closing Time.
“Collins Holdco” means 2044905 Ontario Inc.
“Consents and Approvals” means all consents and approvals required to be obtained in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.
“Continuation Payment Date” has the meaning set out in Section 2.7.
“Contracts” means all rights and interests of the Corporation and the Subsidiaries in all pending and/or executory contracts, agreements, leases and arrangements to which the Corporation or a Subsidiary is a party or by which the Corporation or any of the Assets or the Business is bound or affected including the Material Contracts and the Leases.
“Corporate Vendor” means a Vendor that is not a natural Person.
Share Purchase Agreement

“Corporation” means Curomax Corporation.
“Curomax” means the Corporation, a Subsidiary or all of them.
“Curomax Shares” means all of the issued and outstanding shares in the share capital of the Corporation.
“Curomax Shareholders” means the holders of the Curomax Shares.
“Customer” means a Dealer, Lender or other customer of Curomax.
“Data Processing System” means the computer equipment and associated peripheral devices and the related operating and application systems and other software owned, leased or licensed by the Corporation or a Subsidiary other than off-the-shelf personal computer software subject to transferable licences.
“Dealer” means a Vehicle or Home Renovation products dealer in Canada or the United States of Curomax.
“DealerAccess” means DealerAccess Canada Inc.
“DealerAccess Portal” means the electronic marketplace Internet portal operated by DealerAccess to electronically connect lenders and Vehicle dealers.
“Designated Account” means the bank account to be designated in writing by the Vendors’ Representative to the Purchaser not later than two (2) Business Days prior to the Closing Date, as such designation may be amended from time to time by the Vendors’ Representative after the Closing Date upon written notice by the Vendors’ Representative to the Purchaser.
“Director” means a director of the Corporation, a Subsidiary or a Holdco; and “Directors” means every Director.
“Discharged Security” means the security interests granted by Curomax to BNS (other than under the BNS equipment leases) and VentureLink Fund.
“Disclosure Letter” has the meaning set out in Section 3.3(16).
“Documents Escrow Agreement” means the documents escrow agreement entered into on the Signing Date among the Vendors’ Representative, the Purchaser and the Purchaser’s Solicitors (in its capacity as documents escrow agent) relating to the delivery into escrow on the Signing Date of certain Closing documents.
“Early Holdback Release Date” has the meaning set out in Section 2.5(3).
“Employee” means an individual who is employed by the Corporation or a Subsidiary; and “Employees” means every Employee.
“Employee Plans” has the meaning set out in Section 4.1(29).
Share Purchase Agreement

“Employee Severance Amount” means the amount of $202,982 which represents the amount agreed by the Parties for contractual termination and severance to be paid by Curomax to certain Employees whose employment will be terminated on or shortly after the Closing Date.
“Environmental Laws” means Applicable Law in respect of the natural environment, public or occupational health or safety, and the manufacture, importation, handling, transportation, storage, disposal and treatment of Hazardous Substances.
“Environmental Permits” means all permits, certificates, approvals, consents, registrations and licences issued or required by any Environmental Laws or any court or governmental authority and relating to or required for the ownership and/or operation of the Business and/or the Assets.
“Escrow Agent” means the Founders’ Solicitors.
“Escrow Agreement” means the escrow agreement dated the date of this Agreement and entered into by the Escrow Agent, the Purchaser and the Vendors’ Representative on behalf of the Vendors.
“Final Holdback Release Date” has the meaning set out in Section 2.5(4).
“Financial Statements” has the meaning set out in Section 4.1(7).
“Founders” means Alan H. Bird, Michael Collins, Desmond Reynolds, Kreig Smith, Trevor Burgess, Joseph LaPenna, Gordon Coker and Peter Gouvis.
“Founders’ Solicitors” means Macleod Dixon LLP.
“Founding Investor Shareholders” means Alan H. Bird, Michael Collins, Desmond Reynolds and Kreig Smith.
“Guarantee” means the guarantee dated the date of this Agreement and provided by DealerAccess in favour of the Vendors.
“Hazardous Substance” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of them that may impair the natural environment, injure or damage property or plant or animal life or harm or impair the health of any individual.
“Holdco Financial Statements” has the meaning set out in Section 4.3(7).
“Holdco Shareholders” means the holders of the Holdco Shares who are listed in Schedule 1.1(1).
“Holdco Shareholders Group” means:
(a)	in the case of Bird Holdco, Alan Bird;

(b)	in the case of Collins Holdco, Michael Collins and Christina Collins on a joint and several basis; and
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(c)	in the case of Reynolds Holdco, Desmond Reynolds and Leah Reynolds on a joint and several basis.
“Holdco Shares” means, for a Holdco, all of the issued and outstanding shares in the share capital of that Holdco.
“Holdcos” means Bird Holdco, Collins Holdco and Reynolds Holdco, and “Holdco” means any one of the Holdcos.
“Home Renovation” means the sale of goods and services associated with the improvement of a residential dwelling.
“Improvements” means all buildings, fixtures, sidings, structures, erections, fixed machinery, fixed equipment and appurtenances situate on or forming part of the Premises Leases which were constructed or installed for or on behalf of the Corporation.
“including” means “including without limitation”, and “includes” means “includes without limitation”.
“Indebtedness” means the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts (including any prepayment penalties) payable by Curomax to any bank or other financial institution or other unaffiliated lender (but excluding intercompany loans between the Corporation and its Subsidiaries, and including any leases and any lessor on a capital or operating lease), any other outstanding obligations (including bank overdrafts, promissory notes or debentures) of Curomax to any bank or other financial institution or other financing source, or other unaffiliated lender (and including any lessor on a capital or operating lease) as of the date hereof (not including any trade payables and any liability respecting deferred project fees), the outstanding principal balance of, and any accrued and unpaid interest, fees and other amounts payable on Curomax’s notes payable and any other obligations to any Shareholder, former Shareholder or any Affiliate of Curomax as of the date hereof, and Curomax’s obligations, contingent or otherwise, under factoring arrangements entered into by Curomax.
“Indemnification Holdback Amount” has the meaning set out in Section 2.3(1).
“Indemnification Holdback Date” has the meaning set out in Section 2.5(3).
“Indemnified Party” means a Person whom the Vendors or the Purchaser, as the case may be, has agreed to indemnify under Article 5.
“Indemnifying Party” means, in relation to an Indemnified Party, the Party to this Agreement that has agreed to indemnify that Indemnified Party under Article 5.
“Integration” means the completion of access onto one of the Portal or the DealerAccess Portal or a new electronic marketplace Internet Portal, which allows any Canadian dealer to submit credit applications to any active Canadian Opco Lender with whom such dealer is enabled to do business.
Share Purchase Agreement

“Integration Amount” has the meaning set out in Section 2.3(4).
“Integration Payment Date” has the meaning set out in Section 2.6.
“Intellectual Property” means all rights to and interests in:
(d)	all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, all patents, patent rights, patent applications (including all reissues, divisions, continuations, continuations-in-part and extensions of any patent or patent application), industrial designs and applications for registration of industrial designs Related to the Business;

(e)	all trademarks, services marks, trade dress, logos, trade names, domain names, and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, all copyrights (whether or not registered) and all applications, registrations and renewals in connection therewith, and in all cases, Related to the Business;

(f)	all copyrights and trade-marks (whether used with wares or services and including the goodwill attaching to such trade-marks), registrations and applications for trade-marks and copyrights (and all future income from such trade-marks and copyrights) Related to the Business;

(g)	all rights and interests in and to processes, lab journals, notebooks, data, trade secrets, designs, product formulae and information, manufacturing, engineering and other drawings and manuals, technology, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information Related to the Business;

(h)	all of the intellectual property affected by the registrations and applications for registration listed in Schedule 4.1(16) and the permissions and licences listed in Schedules 4.1(16);

(i)	all other intellectual and industrial property rights throughout the world Related to the Business;

(j)	all licences of the intellectual property listed in items (a) to (f) above;

(k)	all future income and proceeds from any of the intellectual property listed in items (a) to (f) above and the licences listed in item (g) above; and

(l)	all rights to damages and profits by reason of the infringement of any of the intellectual property listed in items (a) to (g) above.
“Interim Period” means the period of time from the Signing Date through to the Closing Time.
Share Purchase Agreement

“Interim Period Arrangements” means the Option Arrangements, the Shareholder Arrangements and the Interim Period Permitted Actions.
“Interim Period Permitted Actions” means the actions described in Section 6.7(3) relating to permitted actions of the Corporation during the Interim Period.
“Inventories” means all inventories of stock-in-trade and merchandise including materials, supplies, work-in-progress, finished goods, tooling, service parts and purchased finished goods owned by the Corporation or a Subsidiary (including those in possession of suppliers, customers and other third parties).
“ITA” means the Income Tax Act (Canada).
“knowledge” of a Person when used in Article 4 means the knowledge of such Person after reasonable inquiry.
“Leased Premises” means all real property that is leased or occupied by the Corporation or a Subsidiary under the Premises Leases.
“Leases” means Personal Property Leases and Premises Leases.
“Lender” means a financial institution or other financing source which is a customer of Curomax.
“Liabilities” means all costs, expenses, charges, debts, liabilities, claims, demands and obligations, whether primary or secondary, direct or indirect, fixed, contingent, absolute or otherwise, under or in respect of any contract, agreement, arrangement, lease, commitment or undertaking, Applicable Law and Taxes.
“Licensed Intellectual Property” means Intellectual Property that is licensed by the Corporation or a Subsidiary from a third party.
“Licences and Permits” means all licences, permits, filings, authorizations, approvals or indicia of authority issued to the Corporation or a Subsidiary including the Environmental Permits.
“Lien” means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.
“Material Adverse Change” means a change in the Business which has or could reasonably be expected to have a significant adverse effect on the business, operations, financial condition or capital of the Corporation or a Subsidiary.
“Material Contract” means an agreement (whether oral or written) to which the Corporation or a Subsidiary is a party or by which the Corporation or a Subsidiary or any of the Assets or the Business is bound or affected except an agreement which involves or may reasonably be expected to involve the payment to or by the Corporation or a Subsidiary of less than $10,000
Share Purchase Agreement

over the last annual fiscal period of the Corporation and is not otherwise material to the operation of the Business and includes all agreements with Dealers and Lenders and all agreements relating to Intellectual Property and the Data Processing System, except shrink wrap or click wrap licence agreements included in the Licensed Intellectual Property.
“Maxium” means Maxium Financial Services Inc.
“Notices” means the notices required to be given to any Person under Applicable Law or pursuant to any contract or other obligation to which the Corporation or a Subsidiary is a party or by which the Corporation or a Subsidiary is bound or which is applicable to any of the Assets in connection with the execution and delivery of this Agreement or the completion of the transactions contemplated by this Agreement.
“Offer” means the offer to purchase all of the Curomax Shares held by the Remaining Shareholders made by the Purchaser to the Remaining Shareholders during the Interim Period.
“Offer Acceptance” means the Offer Acceptance substantially in the form attached to the Offer pursuant to which Remaining Shareholders elect to accept the Offer.
“Officer” means an officer of the Corporation, a Subsidiary or a Holdco; and “Officers” means every Officer.
“Option” means the options to acquire shares of the Corporation or a Subsidiary as more particularly described in Schedule 1.1(1).
“Option Arrangement Documents” means the:
(m)	resolution of the board of directors of the Corporation approving amendments to the Option Plan and to the Options;

(n)	amendments to the Option Plan and to the Options which, among other things, amend the Options (a) to accelerate all vesting periods and (b) to terminate the Option Plan and all unexercised Options immediately prior to a change of control event or other event coincidental with the Closing Time;

(o)	notice to Option Holders describing the amendments to the Option Plan and the Options;

(p)	notice to Side Car Holdings;

(q)	notice of exercise of Option by the Option Holders, in the form attached to each Option;

(r)	notice of exercise of the Side Car Warrant by Side Car Holdings;

(s)	promissory note issued by each Option Holder to the lender thereof (the “Promissory Note Lender”) in the amount of each such Option Holder’s respective Option exercise price, as the case may be;
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(t)	irrevocable direction from each Option Holder to the Promissory Note Lender directing the Promissory Note Lender to pay to the Corporation the amount such Option Holder borrowed from the Promissory Note Lender as evidenced by such Option Holder’s promissory note;

(u)	irrevocable direction from each Option Holder to the Promissory Note Lender directing the Promissory Note Lender to set-off the portion of such Option Holder’s Pro Rata Share of the Purchase Price against such Option Holder’s promissory note; and

(v)	irrevocable direction from Curomax.
“Option Arrangements” means the arrangements described in Section 6.7(1) relating to the Corporation’s and the Founding Investor Shareholders’ dealings with the Option Plan, the Options and the Option Holders during the Interim Period.
“Option Holders” means the holders of Options who are listed in Schedule 1.1(1).
“Option Plan” means the Stock Option Plan approved by the Directors of the Corporation on May 6, 2000.
“Owned Intellectual Property” means Intellectual Property that is owned by the Corporation or one of the Subsidiaries.
“Party” means a party to this Agreement and any reference to a Party includes its successors and permitted assigns; and “Parties” means every Party.
“Permitted Liens” means:
(a)	Liens for Taxes if such Taxes are not due and payable;

(b)	undetermined or inchoate liens, charges and privileges incidental to current operations, and statutory liens, charges, adverse claims, security interests or encumbrances of any nature including mechanics’, construction, carriers’, workers’, repairers’, storers’ or other similar liens (inchoate or otherwise) which individually or in the aggregate are not material, are arising or incurred in the ordinary course of business, have not been filed, recorded or registered in accordance with Applicable Law, relate to obligations not due or delinquent, or of which notice has not been given to the Corporation or a Subsidiary;

(c)	the Liens listed in Schedule 1.1(2);

(d)	liens for Taxes, assessments and charges in favour of any governmental authority due and being contested in good faith and diligently by appropriate proceedings and for which adequate reserves have been provided for in the Financial Statements;
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(e)	assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any real property lease, and liens or rights reserved in any real property lease for rent or for compliance with terms of such lease; and

(f)	security given in the ordinary course of the Business to any public utility or governmental authority in connection with the operations of the Business, other than security for borrowed money.
“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a trust, an unincorporated organization, the government of a country or any political subdivision thereof or any agency or department of any such government, and the executors, administrators or other legal representatives of an individual in such capacity.
“Personal Property” means all machinery, equipment, furniture, motor vehicles and other chattels owned or leased by the Corporation or a Subsidiary (including those in possession of third parties), and specifically excludes all sports memorabilia located at the Leased Premises which is not the property of the Corporation.
“Personal Property Leases” means all chattel leases, equipment leases, rental agreements, conditional sales contracts and other similar agreements.
“Portal” means the electronic marketplace Internet portal operated by Curomax to electronically connect Lenders and Dealers.
“Portal Services” means the services provided by Curomax for use of the Portal or the Software or other services provided by Curomax.
“Powers of Attorney” means the Powers of Attorney signed by each Vendor other than the Founders, the Holdcos and VentureLink Fund, in the form acceptable to the Purchaser.
“Premises Leases” means all the leases, agreements to lease, subleases, licence agreements and occupancy or other agreements relating to the Leased Premises.
“Prime Rate” means the prime rate of interest per annum quoted by The Bank of Nova Scotia from time to time as its reference rate of interest for Canadian dollar demand loans made to its commercial customers in Canada and which The Bank of Nova Scotia refers to as its “prime rate”, as such rate may be changed from time to time.
“Principal Vendors” has the meaning given in the preamble of this Agreement.
“Pro Rata Share” means, with respect to any particular Vendor, that Vendor’s pro rata share as set out in Schedule 1.1(1).
“Purchase Price” has the meaning set out in Section 2.2.
“Purchased Shares” means the Curomax Shares (other than the Curomax Shares owned by a Holdco) and the Holdco Shares.
Share Purchase Agreement

“Purchaser’s Solicitors” means Blake, Cassels & Graydon LLP.
“Real Property” means all real property and all buildings, fixtures, sidings, parking lots, roadways, structures, erections, fixed machinery, fixed equipment and appurtenances situated on, in, under, over or forming part of any real property.
“Receivables” means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of the Corporation or a Subsidiary together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.
“Related to the Business” means, directly or indirectly, used in, arising from or relating in any manner to the Business.
“Release” includes an actual or potential discharge, deposit, spill, leak, pumping, pouring, emission, emptying, injection, escape, leaching, seepage or disposal of a Hazardous Substance which is or may be in breach of any Environmental Laws.
“Remaining Shareholders” means the Shareholders, other than the Holdcos and the Holdco Shareholders, that have not signed this Agreement and includes the Option Holders and Side Car Holdings.
“Reynolds Holdco” means 2044903 Ontario Inc.
“Shareholders” means the Curomax Shareholders and the Holdco Shareholders.
“Shareholders Agreements” means: (a) the Amended and Restated Shareholders Agreement (Founding Investors) dated as of April 22, 2004 among the Founding Investor Shareholders, Alison Bird, Sherry Smith, Leah Reynolds, Christina Collins, VentureLink Fund, and the Corporation; (b) the Amended and Restated Shareholders Agreement (Founding Members) dated as of April 22, 2004 among the Founders, Miller Thomson LLP, VentureLink Fund and the Corporation; (c) the Shareholders Agreement (Employee) dated as of January 1, 2006 among the Corporation, Miller Thomson LLP and certain Employees; and (d) the Angel Shareholders Agreement dated as of December 31, 2000 as amended, among the Corporation, the Founding Investor Shareholders and others.
“Shareholder Arrangements” means the arrangements described in Section 6.7(2) relating to the Corporation’s and the Founding Investor Shareholders’ dealings with the Remaining Shareholders during the Interim Period.
“Side Car Holdings” means Side Car Holdings I Limited Partnership.
“Side Car Warrant” means the Warrant to purchase Class A common shares issued by the Corporation on May 12, 2004 to Orenda Corporate Finance Ltd. (and subsequently assigned to Side Car Holdings I Limited Partnership) represented by Warrant Certificate No. BW-1 and entitling the holder thereof to subscribe for 494,478 Class A common shares of the Corporation at a purchase price of $1.10 per Class A common shares of the Corporation.
“Signing Date” means the date of this Agreement.
Share Purchase Agreement

“Software” means that software owned or licensed by Curomax that empowers the functionality of the Portal and the Portal Services.
“Subsequent Vendors” means the Remaining Shareholders that have signed, and delivered (or have arranged for someone to sign and deliver on their behalf) to the Corporation an Offer Acceptance.
“Subsidiaries” means the corporations listed in Schedule 4.1(4).
“Survival Period” has the meaning set out in Section 4.5(1).
“Taxes” means all federal, state, provincial, municipal, local and foreign taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties imposed by any governmental authority (including federal, state, provincial, municipal and foreign governmental authorities), and whether disputed or not.
“Third Party Claim” has the meaning set out in Section 5.6.
“US GAAP” means those accounting principles which are recognized as being generally accepted in the United States presented in Canadian dollars, from time to time, consistently applied.
“US Opco” means Curomax Limited.
“Vehicle” means a new or used automobile, pickup truck, snowmobile, recreational vehicle, motorcycle, ATV, boat or other watercraft, other commercial or other vehicle.
“Vendors” means the Principal Vendors and the Subsequent Vendors.
“Vendors’ Representative” means Alan Bird or such other individual appointed by Vendors in accordance with Section 2.8.
“VentureLink Debentures” means (a) the Series I Debenture dated May 12, 2004 issued by the Corporation to VentureLink Financial Services Innovation Fund Inc. in the principal sum of $3,800,000, and (b) the Series I Debenture dated May 12, 2004 issued by the Corporation to VentureLink Fund Inc. (now VentureLink Brighter Futures Fund Inc.) in the principal sum of $200,000.
“VentureLink Debt” means the total liability and indebtedness of the Corporation to VentureLink under the VentureLink Debentures, including all interest and all prepayment fees and penalties.
Share Purchase Agreement

“VentureLink Fund” means collectively VentureLink Financial Services Innovation Fund Inc. and VentureLink Brighter Future Fund Inc. (formerly VentureLink Fund Inc.).
“Working Capital” means the total aggregate current assets ((a) including without limitation all cash and short term investments, accounts receivable, accrued receivables, income tax recoverable, prepaid expenses, and deposits and (b) excluding intercompany receivables between the Corporation and its Subsidiaries and funds received during the Interim Period from Option Holders upon the exercise of Options and from Side Car upon the exercise of the Side Car Warrant) of the Corporation and the Subsidiaries less the total aggregate current liabilities (including accounts payable, accrued payables, deferred project fees with a continuing service obligation of the Corporation as set out in Schedule 1.1(3) and deferred transaction fees but excluding deferred project fees without such a continuing obligation, and intercompany payables between the Corporation and its Subsidiaries) of the Corporation and the Subsidiaries, and less any cash and short term investments of the Corporation and the Subsidiaries used to pay down the Agreed Debt, calculated in accordance with Canadian GAAP and calculated in a manner consistent with the Corporation’s December 31, 2006 unaudited consolidated financial statements.
“Working Capital Adjustment” has the meaning set out in Section 2.4(2).
“Working Capital Holdback Amount” has the meaning set out in Section 2.3(1)(b).
1.2 Headings and Table of Contents. The division of this Agreement into Articles and Sections, the insertion of headings, and the provision of any table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.
1.3 Number and Gender. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders.
1.4 Business Days. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be made or taken on the next Business Day.
1.5 Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement:
     (1) all dollar amounts referred to in this Agreement are stated in Canadian Dollars;
     (2) any payment contemplated by this Agreement shall be made by bank draft, certified cheque, wire transfer or any other method that provides immediately available funds; and
     (3) all payments shall be made by the Purchaser to the Vendors (including the Closing Cash Payment, the Integration Amount and the Business Continuation Amount) and may be paid by the Purchaser to the Designated Account after which it shall be the obligation of the Vendors’ Representative to distribute such payments to the Vendors.
Share Purchase Agreement

1.6 Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of such period shall be included and the last day of such period shall be excluded.
1.7 Statute References. Any reference in this Agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.
1.8 Section and Schedule References. Unless the context requires otherwise, references in this Agreement to Sections, Exhibits or Schedules are to Sections, Exhibits or Schedules of this Agreement.
ARTICLE 2
PURCHASE OF SHARES
2.1 Agreement to Purchase and Sell.
     (1) Subject to the terms and conditions of this Agreement, each of the Vendors agree to sell to the Purchaser, and the Purchaser agrees to purchase from each of the Vendors, the Purchased Shares effective as at the Closing Time.
     (2) The Purchaser agrees to provide the Corporation and the Founders with the Offer pursuant to which the Purchaser agrees to purchase all of the Curomax Shares owned by the Remaining Shareholders on the same terms and conditions as it has agreed to purchase the Purchased Shares from the Principal Vendors, and the Corporation and the Founders agree to (a) deliver such Offer to all of the Remaining Shareholders and (b) use their commercially reasonable efforts to ensure each such Remaining Shareholder signs and delivers the Offer Acceptance and the Acceptance Documents.
2.2 Amount of Purchase Price. The purchase price payable by the Purchaser to the Vendors for the Purchased Shares (the “Purchase Price”) shall be equal to Forty-Six Million Two Hundred Fifty Thousand Dollars ($46,250,000) less: (1) the total amount of all Agreed Debt existing at the Closing Time; (2) the Working Capital Adjustment; and (3) the Employee Severance Amount.
2.3 Payment of Purchase Price. The Purchase Price shall be paid and satisfied as follows:
     (1) on the Closing Date, the Purchaser shall pay to the Vendors their Pro Rata Share of Forty-four Million Dollars ($44,000,000) (the “Closing Cash Payment”) less:
(a)	the total amount of all Agreed Debt and the Employee Severance Amount;

(b)	Two Hundred, Fifty Thousand Dollars ($250,000) or such other amount as the Vendors’ Representatives and the Purchaser may agree (the “Working Capital Holdback Amount”); and
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(c)	Six Million Six Hundred Thousand Dollars ($6,600,000) (the “Indemnification Holdback Amount”), being 15% of the Closing Cash Payment.
     (2) on the Closing Date, the Purchaser shall pay to the Escrow Agent the Working Capital Holdback Amount pursuant to Section 2.4 and the Indemnification Holdback Amount pursuant to Section 2.5;
     (3) on the Adjustment Date, the Escrow Agent shall pay the Vendors their Pro Rata Share of the Working Capital Holdback Amount plus interest minus the Working Capital Adjustment subject to the provisions of Section 2.4 and the Escrow Agreement;
     (4) on the Integration Payment Date, the Purchaser shall pay to the Vendors their Pro Rata Share of Five Hundred Thousand Dollars ($500,000) (the “Integration Amount”), subject to the provisions of Section 2.6; and
     (5) on the Continuation Payment Date, the Purchaser shall pay to the Vendors their Pro Rata Share of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the “Business Continuation Amount”), subject to the provisions of Section 2.7.
2.4 Working Capital Adjustment.
     (1) Working Capital Holdback Amount. The Purchaser shall deposit in escrow with the Escrow Agent, pursuant to the terms of the Escrow Agreement, the Working Capital Holdback Amount.
     (2) Closing Statement. As promptly as practicable after the Closing Date and in no event later than fifty (50) days after the Closing Date, the Purchaser shall deliver to the Vendors’ Representative a closing statement setting out the Closing Working Capital (the “Closing Statement”), together with reasonable supporting detail of the calculation thereof. The Purchase Price shall be reduced dollar-for-dollar by the amount that the Closing Working Capital is less than zero (the “Working Capital Adjustment”). Notwithstanding anything contained in this Agreement to the contrary, the Vendors shall, for their benefit, be entitled to reduce Working Capital to zero.
     (3) Objection. If the Vendors’ Representative disagrees with the calculation of the Closing Working Capital, the Vendors’ Representative may, within ten (10) days after delivery of the Closing Statement, deliver a notice to the Purchaser and the Escrow Agent objecting to such calculation and setting forth the Vendors’ Representative’s calculation of such amounts (the “Closing Statement Objection Notice”). The Closing Statement Objection Notice shall specify in reasonable detail those items or amounts as to which the Vendors’ Representative disagrees, and the Vendors’ Representative shall be deemed to have agreed with all other items and amounts contained in the Closing Statement. If the Vendors’ Representative do not deliver a Closing Statement Objection Notice during such 10-day period, the Vendors’ Representative and the Vendors shall be deemed to have accepted the calculation in the Closing Statement.
     (4) Accounting Referee. If the Vendors shall have delivered the Closing Statement Objection Notice within the 10-day period referred to in Section 2.4(3) above, then the Vendors’ Representative and the Purchaser shall, during the thirty (30) day period following such delivery,
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use their good faith efforts to reach agreement on the disputed items or amounts. If the Purchaser and the Vendors’ Representative are unable to reach agreement during such period, they shall promptly thereafter cause a mutually acceptable independent public accounting firm (the “Accounting Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating the Closing Working Capital. The Parties shall provide the Accounting Referee with such information reasonably related to the determination of the Closing Working Capital as is necessary to allow the Accounting Referee to make a determination. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Statement as to which the Vendors’ Representative have objected and which are specifically stated in reasonable detail in the Closing Statement Objection Notice. The Accounting Referee shall deliver to the Purchaser and the Vendors’ Representative, as promptly as practicable (but in any case no later than thirty (30) days from the date of engagement of the Accounting Referee), a written report setting forth its calculation of the items or amounts in dispute. Such report shall be final and binding upon the Parties, absent manifest error or wilful misconduct. The cost of such review and report shall be borne (x) by the Purchaser, if the Closing Working Capital as reviewed is greater than the Closing Working Capital set out in the Closing Statement, and (y) by the Vendors in their Pro Rata Share, if the Closing Working Capital as reviewed is equal to or less than the Closing Working Capital set out in the Closing Statement.
     (5) Release for Claims. Pursuant to and in accordance with the terms of the Escrow Agreement, the Escrow Agent will release from escrow and deliver to the Purchaser out of the Working Capital Holdback Amount the amount of any Claim made by the Purchaser pursuant to Article 5.1 to the extent that the Purchaser is determined to be entitled to such Claim upon the final resolution thereof. The amount of any Claim made by the Purchaser prior to the Adjustment Date shall be held in escrow and not released by the Escrow Agent pending final resolution thereof.
     (6) Release of Working Capital Holdback Amount. Subject to the deduction from the Working Capital Holdback Amount of any negative Working Capital Adjustment after delivery of a Closing Statement Objection Notice and subject to deductions required to pay in full any Claims brought pursuant to Article 5.1, upon (a) the 60th day after the Closing Date or (b) the date specified in a written release direction of the Purchaser and the Vendors’ Representative (the “Adjustment Date”), the Escrow Agent will release the balance of the Working Capital Holdback Amount to the Vendors (net of the deductions set out above) each as to their Pro Rata Share of such balance. The Escrow Agent shall immediately upon resolution of any dispute as to Closing Working Capital, release to the Vendors each as to their Pro Rata Share the balance of the Working Capital Holdback Amount after deducting any negative Working Capital Adjustment as finally determined by the Accounting Referee.
     (7) Repayment of Purchase Price in Excess of Working Capital Holdback Amount. If the Working Capital Adjustment is greater than the Working Capital Holdback Amount, the Purchaser shall deduct from the Indemnification Holdback Amount, on the Adjustment Date, an amount equal to the difference between the Working Capital Adjustment and the Working Capital Holdback Amount.
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2.5 Indemnification Holdback Amount.
     (1) Indemnification Holdback Amount. Pursuant to Section 2.3(2), the Purchaser shall deposit in escrow with the Escrow Agent, pursuant to the terms of the Escrow Agreement, the Indemnification Holdback Amount.
     (2) Release for Claims. Pursuant to and in accordance with the terms of the Escrow Agreement, the Escrow Agent shall release from escrow and deliver to the Purchaser out of the Indemnification Holdback Amount the amount of any Claim made by the Purchaser pursuant to Article 5 to the extent that the Purchaser is determined to be entitled to such Claim upon the final resolution thereof. The amount of any Claim made by the Purchaser prior to the Early Holdback Release Date or Final Holdback Release Date shall be held in escrow and not released by the Escrow Agent pending any final resolution thereof. Other than for Claims relating to a breach of a representation set out in Section 4.2 or Section 4.3, the Purchaser shall be bound to exhaust the Indemnification Holdback Amount and the Working Capital Holdback Amount to satisfy any Claims arising under Article 5 hereof prior to recovering any other relief under this Agreement and the Escrow Agreement against any of the Vendors under Article 5.
     (3) Early Release. Subject to such deductions from the Indemnification Holdback Amount as are required pursuant to Section 2.4(7) and this Section 2.5 and the Escrow Agreement, on the nine month anniversary of the Closing Date (the “Early Holdback Release Date”), the Escrow Agent shall release from escrow and deliver to each Vendor such Vendor’s Pro Rata Share of $2,200,000 out of the Indemnification Holdback Amount plus such Vendor’s Pro Rata Share of the interest accumulated thereon.
     (4) Final Release. Subject to such deductions from the Indemnification Holdback Amount as are required pursuant to this Section 2.5 and the Escrow Agreement, and subject to the release terms of the Escrow Agreement, on the eighteenth month anniversary of the Closing Date (the “Final Holdback Release Date”), the Escrow Agent shall release from escrow and deliver to each Vendor such Vendor’s Pro Rata Share of the remaining balance of the Indemnification Holdback Amount plus such Vendor’s Pro Rata Share of the interest accumulated thereon.
     (5) Vendor Indemnification. If the Purchaser brings a Claim in relation to any incorrectness in a representation set out in Section 4.1(3) and Section 4.2(3) regarding the ownership of a Vendor’s Purchased Shares (other than a Founder’s Purchased Shares), then the Parties agree that such Vendor’s Pro Rata Share of the Indemnification Holdback Amount will be applied to satisfy that Claim prior to using the other Vendor’s Pro Rata Share of the Indemnification Holdback Amount to do so.
2.6 Integration Amount. The Purchaser shall pay to the Vendors such Vendors’ Pro Rata Share of the Integration Amount on the Integration Payment Date as defined in Schedule 2.6 of the Disclosure Letter provided the portal integration conditions set out in Schedule 2.6 of the Disclosure Letter are satisfied or the Purchaser or Vendors’ Representative otherwise agree in writing.
2.7 Business Continuation Amount. The Purchaser shall pay to each Vendor such Vendors’ Pro Rata Share of the Business Continuation Amount on the Business Continuation
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Measurement Date as defined in Schedule 2.7 of the Disclosure Letter provided the business continuation and retention conditions set out in Schedule 2.7 of the Disclosure Letter are satisfied or the Parties otherwise agree in writing.
2.8 Vendors’ Representative.
     (1) Subject to this Section 2.8, each of the Vendors hereby appoints the Vendors’ Representative to be the true and lawful attorney in fact or agent of such Vendor and irrevocably grants the Vendors’ Representative a joint power of attorney coupled with an interest to act as the agent of and on behalf of, and in the name of, such Vendor for the purposes of: (a) amending this Agreement, the Escrow Agreement or any agreement or document contemplated by this Agreement; (b) accepting notices on behalf of the Vendors in accordance with this Agreement; (c) granting any consent or approval on behalf of the Vendors under this Agreement; (d) signing any document or agreement referred to or contemplated in this Agreement to be signed by the Vendors, including the Escrow Agreement and any receipts; and (e) taking any and all other actions and doing any and all other things provided in, or contemplated by, this Agreement to be performed by any of the Vendors. This power of attorney is coupled with an interest and cannot be revoked by any Vendor without the consent of the Vendors’ Representative and the Purchaser.
     (2) The Vendors’ Representative shall act as the joint agent for all Vendors, shall have the authority to bind each such Vendor in accordance with this Agreement, and the Purchaser may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon thirty (30) days’ prior written notice to the Purchaser.
     (3) If the Vendors’ Representative resigns from his position as a Vendors’ Representative, dies or otherwise loses capacity to act as a Vendors’ Representative, then, unless the Vendors representing a majority of the Purchased Shares approve one or more replacement Vendors’ Representative within sixty (60) days of such cessation, resignation or loss, the term “Vendors’ Representative” as used in this Agreement and any agreement or document referred to or contemplated in this Agreement shall be deemed to refer to the Vendors.
2.9 Section 116 Certificates and Withholding.
     (1) Each Vendor who is a non-resident of Canada for purposes of the ITA (each a “Non-Resident Shareholder”), as listed in Schedule 2.9, agrees that it will deliver on Closing to the Purchaser a certificate as provided by section 116 of the ITA which is acceptable to the Purchaser (a “Section 116 Certificate”). Each Vendor other than a Non-Resident Shareholder shall deliver on Closing a statutory declaration attesting that he, she or it is not a non-resident of Canada for the purposes of the ITA at that time. For greater certainty, any Vendor who fails to deliver such a statutory declaration shall be deemed to be a Non-Resident Shareholder for the purposes of this Agreement until such time as such a statutory declaration has been delivered to the Purchaser.
     (2) If a Non-Resident Shareholder fails to deliver a Section 116 Certificate on or before Closing, the Purchaser shall be entitled to withhold from payment of such Non-Resident Shareholder’s Pro Rata Share of the Purchase Price (the “Pro Rata Purchase Price”) on Closing
Share Purchase Agreement

an amount (the “Pro Rata Withheld Amount”) equal to twenty-five percent (25%) of the Pro Rata Purchase Price. The calculation of such twenty-five percent (25%) amount is based on the assumption that the Working Capital Adjustment is equal to zero.
     (3) At any time at which a particular Non-Resident Shareholder delivers to the Purchaser a Section 116 Certificate (or amended Section 116 Certificate), and the Pro Rata Withheld Amount with respect to such Non-Resident Shareholder, if any, has not yet been paid to such Non-Resident Shareholder nor remitted to the Receiver General for Canada as tax on behalf of such Non-Resident Shareholder as provided for in subsection 116(5) of the ITA, the Purchaser shall pay forthwith to such Non-Resident Shareholder any portion of such Pro Rata Withheld Amount that is in excess of twenty-five percent (25%) of the amount, if any, by which the Pro Rata Purchase Price exceeds the certificate limit or proceeds of disposition, as the case may be, of such certificate and, for greater certainty, the amount so paid shall be credited to the Purchaser as payment on account of such Non-Resident Shareholders’ Pro Rata Share of the Purchase Price.
     (4) Subject to Section 2.9(5), if all or any portion of the Pro Rata Withheld Amount with respect to a particular Non-Resident Shareholder has not either been paid to that Non-Resident Shareholder, or remitted to the Receiver General for Canada as tax on behalf of such Non-Resident Shareholder as provided for in subsection 116(5) of the ITA, as of the commencement of the last Business Day which precedes the 30th day of the month immediately following the month in which the Closing occurs (the “Deadline Date”), then the Purchaser shall remit to the Receiver General for Canada as tax on behalf of the Non-Resident Shareholder such portion of the Pro Rata Withheld Amount attributable to such Non-Resident Shareholder on such day.
     (5) Notwithstanding Section 2.9(4), where the Purchaser has withheld a Pro Rata Withheld Amount with respect to a particular Non-Resident Shareholder and all or any portion of such Pro Rata Withheld Amount has not yet been paid to such Non-Resident Shareholder or remitted to the Receiver General for Canada as tax on behalf of the Non-Resident Shareholder as of the Deadline Date, all or any remaining portion of such Pro Rata Withheld Amount shall not be remitted by the Purchaser to the Receiver General for Canada pursuant to Section 2.8(4) if the Non-Resident Shareholder delivers to the Purchaser on or before the Deadline Date a comfort letter (satisfactory to the Purchaser acting reasonably) issued by the Canada Revenue Agency confirming that the Canada Revenue Agency will not enforce the Purchaser’s obligation to remit an amount to the Receiver General for Canada pursuant to subsection 116(5) of the ITA pending the Canada Revenue Agency’s processing of the Non-Resident Shareholder’s request for a Section 116 Certificate (a “Comfort Letter”). In such case, at any time after the Deadline Date when the Purchaser still holds any portion of such Pro Rata Withheld Amount, the Purchaser shall not remit any such portion of the Pro Rata Withheld Amount to the Receiver General for Canada as tax on behalf of the Non-Resident Shareholder until such time as is specified in the Comfort Letter, or upon notice that the Canada Revenue Agency has cancelled or revoked the Comfort Letter, or upon a request for payment by the Canada Revenue Agency. The Non-Resident Shareholder shall notify the Purchaser immediately upon receiving from the Canada Revenue Agency notice that the Comfort Letter has been cancelled or revoked. Any Non-Resident Shareholder which delivers a Comfort Letter to the Purchaser irrevocably agrees to indemnify the Purchaser for any tax, interest, penalties, loss, expense or other liability that the
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Purchaser (or any of its Affiliates) may incur, including, for greater certainty, legal fees or other professional expenses, in connection with the Purchaser’s reliance on such Comfort Letter.
     (6) For greater certainty, the Pro Rata Withheld Amount shall be calculated based on the aggregate amount of the Purchase Price payable by the Purchaser to such Non-Resident Shareholder and shall not reduce the amount of the Indemnification Holdback Amount or the Working Capital Holdback Amount.
     (7) For greater certainty, the foregoing provisions shall apply mutatis mutandis to the payment of the Integration Amount and the Business Continuation Amount, with appropriate changes.
2.10 Adjustment for Uncollectible Receivables. The Purchaser shall use reasonable efforts to collect the Receivables (which, for the purposes of this Section 2.10, includes the income tax receivable included in the current assets) for a period of 120 days after the Closing Date. The Purchaser may at its option exercisable by notice to the Vendors given at any time and from time to time in the period from the 120th day after the Closing Date until the first anniversary of the Closing Date treat such Receivables as uncollected and the Purchaser shall be entitled to deduct the amount of such uncollected Receivables from the Purchase Price and the Escrow Agent shall (and the Purchaser and the Vendors’ Representative shall instruct the Escrow Agent to) release such amount from the Indemnification Holdback Amount and return such amount to the Purchaser. If such Receivable is paid in whole or in part by the Person owing such Receivable after such 120 days, then the Purchaser shall deposit back into the Indemnification Holdback Amount the amount paid by such Person.
ARTICLE 3
CLOSING ARRANGEMENTS
3.1 Closing. The Parties agree to work together in good faith and use commercially reasonable efforts to deliver all Closing deliverables, satisfy all Closing conditions and achieve Closing. The Closing shall take place with effect at the Closing Time at the offices of the Purchaser’s Solicitors.
3.2 Signing Date Deliveries.
     (1) Principal Vendors’ Signing Date Deliveries. On the Signing Date, the Principal Vendors shall have delivered or caused to be delivered the following documents:
(a)	the Documents Escrow Agreement to the Purchaser and the Purchaser’s Solicitors (in its capacity as documents escrow agent), duly signed by the Principal Vendors; and

(b)	the share certificates representing each Principal Vendors’ Purchased Shares, duly endorsed for transfer, and each of the other documents listed in Section 3.3(4), Section 3.3(7), and Section 3.3(16) to the Purchaser’s Solicitors (in its capacity as
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documents escrow agent) to be held in escrow pending Closing and to be released in accordance with the Documents Escrow Agreement.
     (2) Purchaser’s Signing Date Deliveries. On the Signing Date, the Purchaser shall have delivered or caused to be delivered the following documents:
(a)	the Offer to the Corporation, duly signed by the Purchaser;

(b)	the Documents Escrow Agreement to the Vendors’ Representative and the Purchaser’s Solicitors (in its capacity as documents escrow agent), duly signed by the Purchaser; and

(c)	the documents listed in Section 3.4(2), Section 3.4(7) and Section 3.4(8) Purchaser’s Solicitors (in its capacity as documents escrow agent) to be held in escrow pending Closing and to be released in accordance with the Documents Escrow Agreement.
3.3 Vendors’ Closing Deliveries. At the Closing, the Vendors shall have delivered or cause to be delivered to the Purchaser the following documents in form and substance satisfactory to both Parties:
     (1) the certificate or certificates representing the Purchased Shares endorsed for transfer by the respective Vendor or an assignment of the Purchased Shares, duly executed by the respective Vendor;
     (2) the minute books, share certificate books and corporate seals of the Corporation, the Subsidiaries and the Holdcos;
     (3) a corporate certificate of the Secretary or other officer of each Corporate Vendor;
     (4) a corporate certificate of the Secretary or other officer of each of the Corporation and each Holdco;
     (5) a closing certificate confirming all of the Purchaser’s closing conditions have been satisfied, duly executed by the Vendors’ Representative;
     (6) evidence in form satisfactory to the Purchaser acting reasonably that the Consents and Approvals have been obtained, other than the Consents and Approvals set out in Schedule 3.3(6);
     (7) an employment agreement or letter agreed to by the Corporation and each Founding Investor Shareholder relating to his employment terms and conditions duly executed by each Founding Investor Shareholder;
     (8) an opinion of the Founders’ Solicitors addressed to and satisfactory to the Purchaser and the Purchaser’s Solicitors issued on behalf of all of the Founders;
     (9) Offer Acceptances, duly signed by or on behalf of each Remaining Shareholder;
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     (10) copies of all Option Arrangement Documents, duly signed by each applicable party thereto;
     (11) the written resignation of each Director and Officer and a mutual release of all claims, between each Director and Officer only and the Corporation, the Subsidiaries and the Holdcos in their capacity of director and officer only (which resignation, for greater certainty, is not in respect of their employment with Curomax);
     (12) a release of Claims against the Corporation by each Vendor in its capacity of shareholder and against each Holdco by the related Holdco Shareholders;
     (13) the Escrow Agreement, duly signed by the Vendors’ Representative and the Escrow Agent;
     (14) evidence to the satisfaction of the Purchaser and Purchaser’s Solicitors that the Agreed Debt (other than the operating leases with BNS, Maximum and Roy Foss Motors Ltd.) has been fully and indefeasibly paid and discharged and the related Discharged Security has been fully discharged at Closing Time;
     (15) a bring-down certificate of the Vendors, duly signed by the Vendors’ Representative on behalf of all of the other Vendors;
     (16) the due diligence disclosure letter dated the date of this Agreement (the “Disclosure Letter”) in form satisfactory to the Purchaser, duly signed by the Vendors’ Representative;
     (17) all such other assurances, consents, releases, discharges, agreements, documents and instruments as may be reasonably required by the Purchaser to complete the transactions provided for in this Agreement other than the consents set out in Schedule 3.3(6).
3.4 Purchaser’s Closing Deliveries. At the Closing, the Purchaser shall have delivered or cause to be delivered to the Vendors’ Representative the following documents and payments:
     (1) a bring-down certificate of the President or other senior officer of the Purchaser dated as of the Closing Date;
     (2) a certificate of the Secretary or other officer of the Purchaser;
     (3) a closing certificate confirming all of the Vendor’s closing conditions have been satisfied, duly executed by the Purchaser;
     (4) the payments referred to in Section 2.3;
     (5) an opinion of the Purchaser’s Solicitors addressed to the Vendor and the Vendor’s Solicitors issued on behalf of the Purchaser and DealerAccess;
     (6) the Escrow Agreement, duly executed by the Purchaser;
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     (7) the Guarantee, duly executed by DealerAccess;
     (8) a certified copy of a resolution of the board of directors of DealerTrack Holding Inc. approving this Agreement; and
     (9) all such other assurances, consents, agreements, documents and instruments as may be reasonably required by the Vendor to complete the transactions provided for in this Agreement.
3.5 Purchaser’s Conditions. The Purchaser shall not be obligated to complete the purchase of the Purchased Shares pursuant to this Agreement unless, at or before the Closing Time, each of the conditions listed below in this Section 3.5 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Purchaser. The Vendors shall take all such actions, steps and proceedings as are reasonably within their control as may be necessary to ensure that the conditions listed below in this Section 3.5 are fulfilled at or before the Closing Time.
     (1) Exercise of Options and Side Car Warrant. The Option Arrangements shall have been completed, all Options and the Side Car Warrant shall have been exercised or duly terminated and the Option Plan duly terminated and the Side Car Warrant duly cancelled.
     (2) Offer Acceptances. The Purchaser shall have received, no later than two Business Days prior to the Closing Date, an Offer Acceptance from all Remaining Shareholders, duly signed by or on behalf of each Remaining Shareholder, and all other Shareholder Arrangements shall have been completed.
     (3) Representations and Warranties. The representations and warranties of the Vendors in subsections (1) to (11) and (33) to (42) of Section 4.1, and in Section 4.2 and Section 4.3 shall be true and correct at the Closing.
     (4) Vendors’ Compliance. The Vendors shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Purchaser on the Signing Date all the documents contemplated in Section 3.2(1) and at the Closing (and not in escrow) all the documents contemplated in Section 3.3 and elsewhere in this Agreement, other than those terms and conditions and those documents the failure to perform, complied with, executed or delivered would not cause a Material Adverse Change.
     (5) Due Diligence Investigation. The Purchaser shall have conducted and completed the investigations of the Vendors, the Corporation, the Subsidiaries, the Business, the Holdcos and the properties and assets of the Corporation and the Subsidiaries contemplated in Section 6.4, and the Purchaser shall have been satisfied, in its sole discretion, in all respects with the results of such investigation and shall have determined, in its sole discretion, to proceed with the transactions contemplated by this Agreement.
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     (6) No Litigation. During the Interim Period, there shall have been no order, directive, judgment, decree, injunction, decision, ruling, award or writ of any governmental authority made or any legal proceedings commenced:
(a)	against the Corporation or any Subsidiaries or the Holdcos or any Party or against any of their respective Affiliates or any of their respective directors or officers, for the purpose of enjoining, preventing or restraining the completion of the transactions contemplated by this Agreement; or

(b)	against the Corporation or any Subsidiaries or the Holdcos or any Party or against any of their respective Affiliates or any of their respective directors or officers which in the result, could adversely affect the right of the Purchaser to acquire or retain the Purchased Shares or which could prevent the Corporation or any Subsidiary from operating the Business after Closing in substantially the same manner in which it was operated prior to Closing.
     (7) Consents and Approvals. All the Consents and Approvals shall have been obtained other than the consents set out in Schedule 3.3(6).
3.6 Condition Not Fulfilled. If any condition in Section 3.5 has not been fulfilled at or before the Closing Time or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of the Purchaser to comply with its obligations under this Agreement, then the Purchaser in its sole discretion may, without limiting any rights or remedies available to the Purchaser at law or in equity, either:
     (1) terminate this Agreement by notice to the Vendors’ Representative, as provided in Section 3.9; or
     (2) waive compliance with any such condition without prejudice to its right of termination in the event of non fulfilment of any other condition; or
     (3) in the case of the failure of a Remaining Shareholder to sign an Offer Acceptance at least two Business Days prior to the Closing Date and become a Subsequent Vendor, reduce the Purchase Price and the Closing Cash Payment by the amount that would have been payable to such Remaining Shareholder as such Remaining Shareholder’s Pro Rata Share of the Purchase Price had such Remaining Shareholder signed an Offer Acceptance, become a Subsequent Vendor and sold his, her or its Purchased Shares to the Purchaser on the Closing Date, without prejudice to the Purchaser’s right of termination in the event of non-fulfillment of any other condition.
3.7 Vendors’ Conditions. The Vendors shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Closing Time, each of the conditions listed below in this Section 3.7 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Vendor. The Purchaser shall take all such actions, steps and proceedings as are reasonably within the Purchaser’s control as may be necessary to ensure that the conditions listed below in this Section 3.7 are fulfilled at or before the Closing Time.
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     (1) Representations and Warranties. The representations and warranties of the Purchaser in Section 4.4 shall be true and correct at the Closing.
     (2) Purchaser’s Compliance. The Purchaser shall have performed and complied with all of the terms and conditions in this Agreement on its part to be performed or complied with at or before the Closing Time and shall have executed and delivered or caused to have been executed and delivered to the Vendors’ Representative at the Signing Date all of the documents contemplated in Section 3.2(2) and at the Closing (out of escrow) all the documents contemplated in Section 3.4 and elsewhere in this Agreement, other than those terms and conditions and those documents the failure to perform, complied with, executed or delivered would not cause a Material Adverse Change.
3.8 Condition Not Fulfilled. If any condition in Section 3.7 shall not have been fulfilled at or before the Closing Time or if any such condition is or becomes impossible to satisfy, other than as a result of the failure of any of the Vendors to comply with his, her or its obligations under this Agreement, then the Vendors’ Representative may, without limiting any rights or remedies available to the Vendors at law or in equity, either:
     (1) with the written approval of 75% or more of the Founding Investor Shareholders, terminate this Agreement by notice to the Purchaser as provided in Section 3.9; or
     (2) waive compliance with any such condition without prejudice to its right of termination in the event of non fulfilment of any other condition.
3.9 Grounds for Termination. Subject to Section 3.1, this Agreement may be terminated on or prior to the Closing Date:
     (1) by the mutual written agreement of 75% of the Founding Investor Shareholders and the Purchaser;
     (2) by written notice from the Purchaser to the Vendors’ Representative as permitted in Section 3.6 or Section 6.5; or
     (3) by written notice from 75% of the Founding Investor Shareholders to the Purchaser as permitted in Section 3.8.
3.10 Effect of Termination. If this Agreement is terminated:
     (1) by the Vendors’ Representative or by the Purchaser under Section 3.9, subject to Section 3.10(2), all further obligations of the Parties under this Agreement shall terminate, except for the obligations under Sections 6.1, 7.1 and 7.2, which shall survive such termination; and
     (2) by a Party under Section 3.9(2) or Section 3.9(3) (as applicable) then, the other Party shall remain fully liable for any and all damages sustained or incurred by the terminating Party directly or indirectly as a result thereof.
Share Purchase Agreement

ARTICLE 4
REPRESENTATIONS, WARRANTIES AND COVENANTS
4.1 Representations, Warranties and Covenants of the Founders. As a material inducement to the Purchaser’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations, warranties and covenants of the Founders set out in this Section 4.1, the Founders jointly and severally represent and warrant to the Purchaser, as at the Signing Date and the Closing Date, as applicable, as follows:
     (1) Enforceability of Vendor’s Obligations. This Agreement, and each signed Offer Acceptance once signed by the appropriate Vendor, constitutes a valid and binding obligation of the Vendors enforceable against each of them in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.
     (2) Residence of Vendors. Other than the Non-Resident Shareholders listed in Schedule 2.9, to the knowledge of the Founders and the Corporation, none of the Vendors is a non-resident of Canada for purposes of section 116 of the ITA. The Corporation did not issue any Purchased Shares to a non-resident of Canada other than listed in Schedule 2.9.
     (3) Ownership of Purchased Shares. Schedule 1.1(1) lists as at the Signing Date, and will list as at the Closing Time, all of the Vendors and the number and type of his, her or its respective Purchased Shares. Schedule 1.1(1) lists or identifies as at the Signing Date, and will list as at the Closing Time, all of the Shareholders, the total number of Curomax Shares issued by the Corporation or Holdco Shares issued by the Holdcos to him, her or it, and each Shareholder’s Pro Rata Share on both a non-diluted and a fully diluted basis. On the Signing Date, the Vendors (other than the Holdco Shareholders) are, and on the Closing Date the Vendors (other than the Holdco Shareholders) will be, the registered holders of all of the Purchased Shares (other than the Purchased Shares held by the Holdcos). On the Signing Date the Holdcos are, and on the Closing Date the Holdco Shareholders will be, the registered holders of the Holdco Shares held by them (as indicated in Schedule 1.1(1)) with, to the knowledge of the Founders and the Corporation, good and marketable title thereto, free and clear of all Liens other than the Shareholders Agreements which shall be terminated on Closing and the articles of the Corporation. All of the Curomax Shares were validly issued and are outstanding as fully paid and non-assessable. Other than the Purchaser, the Option Holders and Side Car Holdings, the Corporation has not granted or agreed to, and to the knowledge of the Corporation and the Founders no Person has, any agreement, option, right or privilege capable of becoming an agreement for the purchase from the Shareholders of any of the Curomax Shares or any of the shares of the Subsidiaries from the Corporation. Other than the Purchaser, the Option Holders and Side Car Holdings, the Corporation has not granted or agreed to, and to the knowledge of the Corporation and the Founders no Person has any, agreement, option, right or privilege capable of becoming an agreement to require the Corporation to issue shares of the Corporation or to
Share Purchase Agreement

require the Subsidiaries to issue shares of the Subsidiaries to such Person. Prior to the Closing Time, all Options and the Side Car Warrant have been fully exercised, the Option Plan will have been duly terminated and the Side Car Warrant will have been duly cancelled.
     (4) Organization of the Corporation and Subsidiaries. The information set out in Schedule 4.1(4) concerning the name and jurisdiction of incorporation, the authorized, issued and outstanding shares and the directors and officers of the Corporation and each Subsidiary is true and complete. The Corporation and each Subsidiary is incorporated and validly subsisting under the laws of its jurisdiction of incorporation. Each of the Corporation and the Subsidiaries is licensed or qualified to do business under the laws of the jurisdictions specified in Schedule 4.1(4) and neither the character nor the location of the properties owned by the Corporation or any Subsidiary nor the nature of the business conducted by it requires licensing or qualification under the laws of any other jurisdiction, except where the failure to be so qualified would not have a material adverse effect on the business of the Corporation and the Subsidiaries, taken as a whole. Each of the Corporation and the Subsidiaries has full corporate power to carry on its business and to own and operate its assets, properties and business as now carried on and owned and operated. Except as disclosed in Section 4.1(3) of this Agreement, there are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any shares or other securities of the Corporation or any Subsidiary including, without limitation, any securities convertible into or exchangeable or exercisable for shares or other securities of the Corporation or any Subsidiary.
     (5) Corporate Records. The minute books of each of the Corporation and the Subsidiaries contain true, correct and complete copies of its articles, its by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. The share certificate book, register of shareholders, register of transfers, if applicable, and register of directors and officers, if applicable, of the Corporation and each Subsidiary are complete and accurate in all material respects.
     (6) Bankruptcy. Neither the Corporation nor any Subsidiary is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. Neither the Corporation nor any of the Subsidiaries has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Corporation or any Subsidiary or any of the Assets and no execution or distress has been levied upon any of the Assets.
     (7) Financial Statements. On the Signing Date, the Founders and the Corporation have furnished the Purchaser with (a) the annual audited consolidated financial statements of the Corporation for the fiscal year ended September 30, 2006 prepared in accordance with US GAAP and the related consolidating worksheet and (b) the interim unaudited unconsolidated financial statements of the Corporation and the Subsidiaries for the period ending December 31, 2006 prepared in accordance with Canadian GAAP, true and complete copies of which are attached as Schedule 4.1(7) of the Disclosure Letter, and, on the Closing Date, the Founders and
Share Purchase Agreement

the Corporation shall have furnished the Purchaser with (c) the interim unaudited consolidated financial statements of the Corporation for the period ended December 31, 2006 prepared in accordance with Canadian GAAP and the related consolidating worksheet, true and complete copies of which shall be attached as Schedule 4.1(7) of the Corporate Certificate at Closing (collectively, the “Financial Statements”). The balance sheets contained in such Financial Statements fairly present in all material respects the financial position of the Corporation and the Subsidiaries as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present in all material respects the results of operations for the periods indicated. On the Closing Date, the Corporation shall have no Indebtedness other than the Agreed Debt.
     (8) Title to Assets. The Corporation and the Subsidiaries have good and marketable title to all the Assets, free and clear of any and all Liens, except for Permitted Liens. The Assets are sufficient to permit the continued operation of the Business in substantially the same manner as conducted in the fiscal year ended on the date of this Agreement. Schedule 4.1(8) sets out a complete and accurate list of all locations where the tangible Assets are situate, including a brief description of the Assets situate at each location. There is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Corporation or any Subsidiary of the Business, any part of the Business or of any of the Assets out of the ordinary course of business.
     (9) Real Property. None of the Corporation nor the Subsidiaries owns, or has ever owned, any Real Property.
     (10) Personal Property. Schedule 4.1(10) lists each item of Personal Property which had a book value in the accounting records of the Corporation, determined in accordance with Canadian GAAP at the date of the Corporation’s most recently completed financial year, of more than $5,000 as its original cost or is otherwise material to the Business. All Personal Property is in good operating condition and repair, ordinary wear and tear excepted.
     (11) Leased Premises. Schedule 4.1(11) lists all the Premises Leases. Each Premises Lease is in full force and effect, unamended by oral or written agreement, and the Corporation is entitled to the full benefit and advantage of such Premises Lease in accordance with the terms thereof. Each Premises Lease is in good standing, Curomax is not in default under any Premises Lease and, to the Founders’ knowledge, there has not been any default by any other party under any Premises Lease nor is there any dispute between the Corporation (or a Subsidiary, as applicable) and any landlord under any of the Premises Leases. None of the Premises Leases has been assigned by the Corporation or a Subsidiary in favour of any Person. The current uses of the Leased Premises comply with Applicable Law. The Improvements on the Leased Premises have been constructed in a good and workmanlike manner in compliance with Applicable Law. All amounts for labour and materials relating to the construction and repair of the Improvements on the Leased Premises have been paid in full and, except for Permitted Liens, no one has a right to file a construction, builders’ mechanics’ or similar lien in respect of the payment of such amounts.
     (12) Personal Property Leases. Schedule 4.1(12) lists all the Personal Property Leases, the total amount of monthly payments owing under each such Personal Property Lease
Share Purchase Agreement

and identifies the ones which cannot be terminated by the Corporation or a Subsidiary without liability at any time upon less than 30 days’ notice or which involve payment by it in the future of more than $5,000. Each Personal Property Lease is in full force and effect and has not been amended, and the Corporation (or a Subsidiary) is entitled to the full benefit and advantage of each Personal Property Lease in accordance with its terms. Except as set out in Schedule 4.1(12) each Personal Property Lease is in good standing and there has not been any default by any party under any Personal Property Lease nor any dispute between the Corporation (or a Subsidiary) and any other party under any Personal Property Lease.
     (13) Material Contracts. Schedule 4.1(13) lists all the Material Contracts other than Dealers. Neither the Corporation nor any Subsidiary is in default under any Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Material Contract by the Corporation, any Subsidiary or any other party to the Material Contract. Except as specifically noted in Schedule 4.1(13), no Material Contract (i) provides for rebates in the form of cash or subsidized facilities; (ii) grants most favoured nation pricing on terms; (iii) provides for liquidated damages or has any indemnification obligation; (iv) contains exclusivity, secrecy or limits the freedom of the Corporation to engage in any line of business, compete with any person, solicit clients, operate its assets at maximum production capacity or otherwise conduct its business; or (v) guarantees, indemnifies, assumes or makes a similar commitment with respect to the obligations, liabilities or indebtedness of any other Person. Each Material Contract is in full force and effect, unamended by written or oral agreement, and the Corporation (or a Subsidiary, as applicable) is entitled to the full benefit and advantage of each Material Contract in accordance with its terms. Neither the Corporation nor any Subsidiary has received any notice of a default by the Corporation (or a Subsidiary, as applicable) or a dispute between the Corporation (or a Subsidiary, as applicable) and any other party in respect of any Material Contract.
     (14) Receivables. The Receivables are valid current obligations which arose in the ordinary course of business and will be collected in the ordinary course of business. None of the Receivables are due from an Affiliate of the Corporation.
     (15) Inventories. Neither the Corporation nor the Subsidiaries own or have any Inventories.
     (16) Technology and Intellectual Property.
(a)	Schedule 4.1(16) lists: (i) all patents and all trademark registrations, service mark registrations, copyright registrations, tradename registrations, domain name registrations and corporate name registrations, and any applications of the foregoing owned by or on behalf of the Corporation and the Subsidiaries; (ii) all hardware products and tools, software and firmware products and tools and services that are currently sold, published, offered, or under development by the Corporation and the Subsidiaries; and (iii) all licenses (in and out) (except Licensed Intellectual Property subject to shrink wrap or click wrap license agreements), sublicenses and other agreements to which the Corporation or the Subsidiaries are a party and pursuant to which the Corporation or the Subsidiaries or any other person is authorized to use any of the Business’s Intellectual Property
Share Purchase Agreement

or exercise any other right with regard thereto. The disclosures described in clause (iii) of the preceding sentence include the identities of the parties to the relevant agreements, a brief description of the nature and subject matter thereof, the term thereof and the applicable payment terms (or summary of any formula or procedure for determining such payment terms).

(b)	Each item of the Business’s Intellectual Property is in full force and effect (including, without limitation, current payment of maintenance fees, annuities and the like), and either: (i) Owned solely by the Corporation or a Subsidiary free and clear of any Liens or licenses (other than to third parties who have executed the end user license agreement of the Corporation or a Subsidiary referred to in Section 4.1(16)(h) in the ordinary course of business of the Corporation or a Subsidiary); or (ii) rightfully used and authorized for use by the Corporation, a Subsidiary or their successors pursuant to a valid and enforceable written license. Except as set out in Schedule 4.1(14)(b), no item of the Business’s Intellectual Property, including without limitation all or any portion of source code, is held in escrow or required to be held in escrow. All of the Business’s Intellectual Property that is used by the Corporation or a Subsidiary pursuant to a license or other grant of a right by a third party to use its proprietary information will be separately identified as such on Schedule 4.1(16), except shrink wrap or click wrap license agreements included in the Licensed Intellectual Property. The Corporation or a Subsidiary has all rights in the Owned Intellectual Property necessary to carry out the Business’s former, current and currently planned future activities, including, without limitation (except as noted on Schedule 4.1(16)), rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell the Owned Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

(c)	Neither the Corporation nor a Subsidiary is in violation of any license, sublicense or other agreement to which it is a party or otherwise bound relating to any of the Business’s Intellectual Property. Except as noted on Schedule 4.1(16), neither the Corporation nor a Subsidiary is obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by the Corporation, a Subsidiary or the Purchaser, as successor to the Corporation or a Subsidiary, in the Business’s Intellectual Property.

(d)	Except as set out in Schedule 4.1(16), the operation and conduct of the Business (including the use of the Owned Intellectual Property by the Corporation and including the use of the Licensed Intellectual Property provided it is used for the purposes set out in, and for the uses permitted in, the related license agreement) as currently conducted and as currently proposed to be conducted does not infringe any other Person’s copyright, patent, trademark, service mark, trade name, firm name, logo, trade dress, trade secret rights, right of privacy, right in personal data
Share Purchase Agreement

or other intellectual property right. No claims (i) challenging the validity, enforceability, effectiveness or ownership by the Corporation or a Subsidiary of any of the Business’s Intellectual Property or (ii) to the effect that the use, reproduction, modification, manufacture, distribution, licensing, sublicensing, sale, or any other exercise of rights under or in connection with any of the Business’s Intellectual Property by the Corporation or a Subsidiary, infringes or will infringe on any intellectual property or other proprietary or personal right of any person have been asserted against the Corporation or a Subsidiary or, to the Corporation’s or the Founders’ knowledge, are threatened by any person nor does there exist any valid basis for such a claim. Except as set out in Schedule 4.1(16), to the Corporation’s or the Founder’s knowledge, there are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Business’s Intellectual Property, other than review of pending patent and trademark applications, and neither the Corporation nor the Founders are aware of any information indicating that such proceedings are threatened or contemplated by any governmental entity or any other person. All granted or issued patents, all registered and common law trademarks and service marks, and all copyrights owned by the Corporation are valid, enforceable and subsisting. To Corporation’s knowledge, there is no unauthorized use, infringement, or misappropriation of any of the Business’ Intellectual Property by any third party, Employee or former employee.

(e)	Other than as set forth in Schedule 4.1(16), the Corporation and the Subsidiaries have secured from all parties (including Employees) who have created any portion of, or otherwise have any rights in or to, the Business’s Intellectual Property valid and enforceable written assignments of any such work, invention, improvement or other rights to the Corporation or a Subsidiary, as applicable, and have provided true and complete copies of such assignments to the Purchaser.

(f)	The transactions contemplated under this Agreement will not alter, impair or otherwise affect any rights of the Corporation or a Subsidiary, or the Purchaser as successor to the Corporation, in any of the Owned Intellectual Property.

(g)	The Corporation and the Subsidiaries have taken commercially reasonable measures to protect the proprietary nature of the Business’s Intellectual Property and to maintain in confidence all trade secrets and confidential information owned or used by the Corporation or a Subsidiary in the Business.

(h)	All of the Customers of the Corporation or a Subsidiary have executed a Corporation approved form of agreement. A list of such agreements with the Lenders and top 20 Dealers is set out in Schedule 4.1(16). Except as listed in Schedule 4.1(16), neither the Corporation nor any Subsidiary has sub-licensed any Licensed Intellectual Property to any Person.

(i)	The Owned Intellectual Property does not include any Publicly Available Software and neither the Corporation nor a Subsidiary has used Publicly
Share Purchase Agreement

Available Software in whole or in part in the development of any part of the Business’s Intellectual Property in a manner that may subject the Business’s Intellectual Property in whole or in part, to all or part of the license obligations of any Publicly Available Software. “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (x) be disclosed or distributed in source code form; (y) be licensed for the purpose of making derivative works; or (z) be redistributable at no or minimal charge. Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (i) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.
     (17) Data Processing. Schedule 4.1(17) sets out:
(a)	a brief description of the Data Processing System; and

(b)	a list of all agreements including warranties, leases and licences relating to the Data Processing System.
The Data Processing System adequately meets the data processing needs of the Business and operations of the Corporation and the Subsidiaries as presently conducted. The Corporation and the Subsidiaries have taken appropriate action by instruction, agreement or otherwise with its Employees or other persons permitted access to system application programs and data files used in the Data Processing System to protect against unauthorized access, use, copying, modification, theft and destruction of such programs and files. The data processing and data storage facilities of the Corporation and the Subsidiaries are adequate and properly protected. The Corporation and the Subsidiaries have arranged for back-up data processing services in the event the Data Processing System or any of its components is rendered temporarily or permanently inoperative as a result of a natural or other disaster as set out in Schedule 4.1(17).
     (18) Licences and Permits. Schedule 4.1(18) lists all the Licences and Permits and identifies the ones that by their terms are not transferable. The Corporation and the Subsidiaries hold the Licences and Permits free and clear of any and all Liens. All the Licences and Permits are in full force and effect, the Corporation and the Subsidiaries are not in violation of any term or provision or requirement of any such Licences and Permits, and no Person has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any Licence or Permit.
Share Purchase Agreement

     (19) Undisclosed Liabilities. The Corporation and the Subsidiaries do not have any liabilities, obligations, Indebtedness or commitments, whether accrued, absolute, contingent or otherwise, which are not disclosed in the Financial Statements or referred to or disclosed herein.
     (20) Safety Deposit Boxes/Powers of Attorney. Schedule 4.1(20) lists:
(a)	the name of each bank, trust company and other financial institution in which the Corporation or a Subsidiary holds accounts or safety deposit boxes and the names of every Person authorized to draw thereon or to have access thereto; and

(b)	the name of each Person holding a general or special power of attorney from the Corporation or a Subsidiary and a summary of the terms thereof.
     (21) Consents and Approvals. All the Consents and Approvals are listed in Schedule 4.1(21). Except for the Consents and Approvals, and any shrink wrap or click wrap license agreements included in the Licensed Intellectual Property, no consent or approval of any Person is required in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit the Corporation and the Subsidiaries to carry on the Business after the Closing as the Business is currently carried on by the Corporation and the Subsidiaries.
     (22) Notices. All the Notices are listed in Schedule 4.1(22). Except for the Notices, no notice is required to be delivered to any Person in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement or to permit the Corporation and the Subsidiaries to carry on the Business after the Closing as the Business is currently carried on by the Corporation and the Subsidiaries.
     (23) Absence of Conflicting Agreements. Except as set out in Schedule 4.1(23), the execution, delivery and performance of this Agreement by the Vendors and the completion (with any required Consents and Approvals and Notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:
(a)	a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of any Corporate Vendor, the Corporation or a Subsidiary;

(b)	an event which, pursuant to the terms of any Material Contract or Licence or Permit, causes any material right or interest of the Corporation or a Subsidiary to come to an end or be amended in any way that is detrimental to the Business or entitles any other Person to terminate or amend any such right or interest;

(c)	the creation or imposition of any Lien on any Asset; or

(d)	the violation of any Applicable Law by the Corporation or a Subsidiary.
     (24) Litigation. Except as set out in Schedule 4.1(24), there is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or
Share Purchase Agreement

before or by any regulatory body or governmental or non-governmental body pending or, to the knowledge of the Founders or the Corporation, threatened by or against the Corporation or a Subsidiary Related to the Business or affecting the Business or the operations or capital of the Corporation or a Subsidiary or the transactions contemplated by this Agreement, and, to the knowledge of the Founders, there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.
     (25) Insurance. Particulars of the policies of insurance maintained by the Corporation and the Subsidiaries are set out in Schedule 4.1(25). All such policies are in full force and effect and the Corporation and the Subsidiaries are not in default, whether as to the payment of premiums or otherwise, under the terms of such policies.
     (26) Environmental Matters.
(a)	The Business and the Assets as carried on or used by the Corporation, the Subsidiaries and their predecessors have been carried on and used and are currently carried on and used in compliance with all Environmental Laws.

(b)	The Corporation, the Subsidiaries and their predecessors have not used any machinery, equipment or facility included in the Assets (including the Corporation’s back-up power diesel generator affixed to the Leased Premises) to generate, manufacture, refine, treat, transport, store, handle, dispose of, transfer, produce or process any Hazardous Substance except in compliance with all Environmental Laws.

(c)	Neither the Corporation nor the Subsidiaries are, or have been subject to any proceedings alleging the violation of any Environmental Law or to determine whether any remedial action is needed to respond to a Release or the presence of a Hazardous Substance on the Lands.

(d)	The Environmental Permits listed in Schedule 4.1(26) constitute all Environmental Permits held by the Corporation and the Subsidiaries. The Environmental Permits presently held are valid and in full force and effect, and no violations thereof have been experienced, noted or recorded, and no proceedings are pending or threatened to revoke or limit any of them.

(e)	There are no proceedings nor any circumstances or material facts which could, if true, give rise to any proceedings, in which it is alleged that the Corporation, the Subsidiaries or their predecessors are potentially responsible for a domestic or foreign federal, provincial, state, municipal or local clean-up or remediation of lands contaminated with Hazardous Substances or for any other remedial or corrective action under an Environmental Law.
     (27) Employment Contracts. Schedule 4.1(27) of the Disclosure Letter shall list all the Employees as of the date of this Agreement and the employer company, age, position, status, length of service, compensation and benefits of each of them as well as any authorization of any governmental entity that is held by such Employee and that is Related to the Business. Except as set out in Schedule 4.1(27) of the Disclosure Letter, neither the Corporation nor the Subsidiaries
Share Purchase Agreement

are a party to or bound by any contracts or requirements of Applicable Law in respect of any Employee or former employee, including:
(a)	any contracts for the employment or statutorily required re-employment of any Employee; or

(b)	any bonus, deferred compensation, profit sharing, pension, retirement, hospitalization insurance or other plans or arrangements providing employee benefits, except for the plans providing employee benefits described in Schedules 4.1(27) of the Disclosure Letter.
Except as disclosed on Schedule 4.1(27) of the Disclosure Letter, (i) none of the Employees have notified or otherwise indicated to the Founding Investing Shareholders that he or she intends to terminate his or her employment; (ii) all Employees have executed the Corporation’s or Subsidiary’s standard confidentiality and proprietary information agreement; (iii) to the Founding Investing Shareholders or Corporation’s knowledge, no Employee is a party to or is bound by any employment contract, patent disclosure agreement, non-competition agreement or other restrictive covenant or other contract with any third party that would affect in any way the performance by such employee of any of his or her duties or responsibilities as an Employee; (iv) no Person is currently performing services for the Business who are classified other than as Employees, such as “consultants”, “independent contractors” or “temps” (collectively “Contingent Workers”). All Persons classified by Curomax as Contingent Workers rather than as Employees have been properly classified as such and have been engaged in accordance with all Applicable Laws and the Employee Plans. Except as set out in Schedule 4.1(27) of the Disclosure Letter, no Employee has any agreement with Curomax to be paid any termination or severance amount in excess of common law and statutory minimums. The Employee Severance Amount is the total amount of termination or severance payments in excess of statutory minimums that is owing to the employees listed in Schedule 4.1(27) of the Disclosure Letter upon the termination of their employment.
     (28) Collective Agreements. Except as set out in Schedule 4.1(28):
(a)	neither the Corporation nor any Subsidiary is a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting Employees;

(b)	neither the Corporation nor any Subsidiary is currently engaged in any labour negotiation;

(c)	neither the Corporation nor any Subsidiary is a party to any application, complaint or other proceeding under any employment or labour statute;

(d)	neither the Corporation nor any Subsidiary is engaged in any unfair labour practice and neither the Corporation nor any Subsidiary is aware of any pending or threatened complaint regarding any alleged unfair labour practices; and

(e)	neither the Corporation nor the Subsidiaries are the subject of any union organization effort.
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     (29) Employee Plans.
(a)	Schedule 4.1(29) lists all the employee benefit, health, welfare, supplemental unemployment benefit, bonus, pension, profit sharing, deferred compensation, stock compensation, stock purchase, retirement, hospitalization insurance, medical, dental, legal, disability and similar plans or arrangements or practices relating to the Employees or former employees which are currently maintained or contributed to by the Corporation or any of the Subsidiaries or were maintained or contributed to by the Corporation or any of the Subsidiaries at any time in the last five calendar years (the “Employee Plans”).

(b)	All of the Employee Plans are and have been established, registered, qualified, invested and administered in all respects in accordance with all laws, regulations, orders or other legislative, administrative or judicial promulgations applicable to the Employee Plans (“Applicable Employee Benefit Laws”). No fact or circumstance exists that could adversely affect the tax-exempt or tax qualified status of an Employee Plan.

(c)	All obligations regarding the Employee Plans have been satisfied, there are no outstanding defaults or violations by any party to any Employee Plan and no Taxes, penalties or fees are owing or exigible under any of the Employee Plans.

(d)	The Corporation or the Subsidiaries, as applicable, may unilaterally amend, modify, vary, revoke or terminate, in whole or in part, each Employee Plan and take contribution holidays under or withdraw surplus from or cease contributions to each Employee Plan, subject only to the requirements of Applicable Employee Benefit Laws.

(e)	No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending investigation, examination or other proceeding, action or claim initiated by any governmental agency or instrumentality, or by any other party (other than routine claims for benefits), and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such investigation, examination or other proceeding, action or claim or to affect the registration of any Employee Plan required to be registered.

(f)	All contributions or premiums required to be made by the Corporation or a Subsidiary under the terms of each Employee Plan or by Applicable Employee Benefit Laws have been made in a timely fashion in accordance with Applicable Employee Benefit Laws and the terms of the Employee Plans, and neither the Corporation nor the Subsidiaries have, and as of the Closing Time will not have, any liability (other than liabilities accruing after the Closing Time) with respect to any of the Employee Plans. Contributions or premiums will be paid by the Corporation or a Subsidiary, as appropriate, on an accrual basis for the period up to the Closing Time even though not otherwise required to be made until a later date.
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(g)	No amendments have been made to any Employee Plan and no improvements to any Employee Plan have been promised and no amendments or improvements to an Employee Plan will be made or promised by the Corporation or a Subsidiary before the Closing Time.

(h)	There have been no improper withdrawals, applications or transfers of assets from any Employee Plan or the trusts or other funding media relating thereto, and none of the Corporation, the Subsidiaries or any of their agents has been in breach of any fiduciary obligation with respect to the administration of the Employee Plans or the trusts or other funding media relating thereto.

(i)	Subject to the requirements of Applicable Employee Benefit Laws, the Corporation or a Subsidiary, as appropriate, may amend, revise or merge any Employee Plan or the assets transferred from any Employee Plan with any other arrangement, plan or fund.

(j)	The Corporation has furnished to the Purchaser true, correct and complete copies of all the Employee Plans as amended as of the date hereof together with all related documentation including funding agreements, actuarial reports, funding and financial information returns and statements, all professional opinions (whether or not internally prepared) with respect to each Employee Plan, all material internal memoranda concerning the Employee Plans, copies of material correspondence with all regulatory authorities with respect to each Employee Plan and plan summaries, booklets and personnel manuals. No material changes have occurred to the Employee Plans or are expected to occur which would affect the actuarial reports or financial statements required to be provided to the Purchaser pursuant to this Section 4.1(29).

(k)	None of the Employee Plans enjoys any special tax status under Applicable Employee Benefit Laws, nor have any advance tax rulings been sought or received in respect of the Employee Plans save and except for any applicable tax-exempt status.

(l)	All employee data necessary to administer each Employee Plan has been provided by the Corporation to the Purchaser and is true and correct.

(m)	No insurance policy or any other contract or agreement affecting any Employee Plan requires or permits a retroactive increase in premiums or payments due thereunder. The level of insurance reserves under each insured Employee Plan is reasonable and sufficient to provide for all incurred but unreported claims.

(n)	Except as disclosed in Schedule 4.1(29), none of the Employee Plans provides benefits to retired employees or to the beneficiaries or dependents of retired employees.

(o)	Any Employee Plan which has been intended to qualify under Section 401(a) or 501(c)(9) of the United States Internal Revenue Code of 1986, as amended (the “U.S. Code”) has received a favourable determination or approval letter from the
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United States Internal Revenue Service (“IRS”) regarding its qualification under such section.

(p)	No Employee Plan ever sponsored or maintained or contributed to by the Corporation or any Subsidiary or any other entity that would have ever been considered a single employer with the Corporation under Section 4001(b) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or part of the same “controlled group” as the Corporation for purposes of Section 302(d)(8)(C) of ERISA is (i) subject to Title IV of ERISA or (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(q)	No amount payable or benefit provided to any Employee in connection with the transactions contemplated by this Agreement will be non-deductible by operation of Section 280G of the U.S. Code.

(r)	No Employee Plan provides for the deferral of compensation subject to Section 409A of the U.S. Code.
     (30) Bonuses. Neither the Corporation nor the Subsidiaries have paid any bonus, fee, distribution, remuneration or other compensation to any Person (other than salaries, wages or bonuses paid or payable to Employees in the ordinary course of business in accordance with current compensation levels and practices as set out in Schedules 4.1(27) and 4.1(29)).
     (31) Customers and Suppliers. Schedule 4.1(31) of the Disclosure Letter lists (a) the one hundred largest Dealers of the Canadian Opco and of the U.S. Opco by funded volume and all of the Lenders with whom the Corporation or the Subsidiary conduct business during the 12 month period ending immediately before November 30, 2006, (b) the aggregate amount which each Customer was invoiced during such period, and (c) the total volume of loans processed through the Portal for such Customers. Except as set out in Schedule 4.1(31) of the Disclosure Letter, the Corporation and the Subsidiaries do not provide the Portal Services or any other services to any other Person other than Dealers and Lenders. Schedule 4.1(31) of the Disclosure Letter also lists the ten largest suppliers of the Corporation and the Subsidiaries for the 12 month period ending immediately before the date of this Agreement and the aggregate amount each such supplier was paid during such period. Neither the Corporation, nor the Subsidiary has provided or offered to any Customer or supplier any payment, rebate, waiver, reimbursement, set-off or discount unless provided in Schedule 4.1(13) of the Disclosure Letter. Except as set out in Schedule 4.1(31) of the Disclosure Letter, the Founders and the Corporation are not aware of, nor have they received notice of, any intention on the part of any such Customer or supplier to cease doing business with the Corporation or a Subsidiary or to modify or change in any material manner any existing arrangement with the Corporation or a Subsidiary for the purchase or supply of any products or services. The relationships of the Corporation and the Subsidiaries with each of their principal Customers, suppliers and shippers are satisfactory, and there are no unresolved disputes with any such Customers, suppliers or shippers. All Taxes exigible from Customers have been properly and timely collected.
     (32) Warranties. The Corporation and the Subsidiary have agreed to warranties and service level agreements in all Material Contracts as listed in Schedule 4.1(32) and there are no
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other warranties and services level agreements. There are no claims against the Corporation or a Subsidiary on account of warranties or with respect to the provision of services.
     (33) Affiliated Transactions. Neither the Corporation nor any Subsidiary is liable in respect of advances, loans, guarantees to or on behalf of any shareholder, officer, director, Employee or Affiliate of the Corporation or any other Person with whom the Corporation does not deal at arm’s length nor has the Corporation or any Subsidiary entered into any transactions with any Affiliate of the Corporation or any Subsidiary except as listed on Schedule 4.1(33). Schedule 4.1(33) also describes all intercompany pricing and transfer pricing agreements or arrangements.
     (34) Intercompany Services. The material intercompany services provided to the Corporation or any Subsidiary by any Affiliate or the Corporation are summarized in Schedule 4.1(34) together with all intercompany Indebtedness. All transactions between the Corporation, the Subsidiaries and any other Affiliate are reflected in the Financial Statements.
     (35) Tax Filings. The Corporation and each Subsidiary has prepared and filed on time with all appropriate governmental bodies all tax returns, declarations, remittances, information returns, reports and other material documents of every nature required to be filed by or on behalf of the Corporation and each Subsidiary in respect of any Taxes or in respect of any other provision in any domestic or foreign federal, provincial, local, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the date hereof and will continue to do so in respect of any fiscal period ending on or before the Closing Date. All such returns, declarations, remittances, information returns, reports and other documents are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such returns, declarations, remittances, information returns, reports or other documents is in effect. All Taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns have been paid in full. Neither the Corporation nor any Subsidiary has been and is not currently required to file any returns, reports, elections, designations or other filings with any taxation authority located in any jurisdiction other than as set out in Schedule 4.1(35).
     (36) Taxes Paid. The Corporation and its Subsidiaries have paid in full all Taxes required to be paid on or prior to the date hereof and have made adequate provision in the Financial Statements in accordance with generally accepted accounting principles for the payment of all Taxes in respect of all fiscal periods ending on or before December 31, 2006. Neither the Corporation nor any Subsidiary has or will have any liability for Taxes for any fiscal period ending on or before the Closing Date except as shown on the Financial Statement or the Disclosure Letter.
     (37) Reassessments of Taxes. There are no reassessments of the Corporation’s or any Subsidiary’s Taxes that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated to the Corporation or any Subsidiary by any governmental body for any taxation year in respect of which a Tax return of the Corporation or any Subsidiary has been audited. No governmental body has challenged, disputed or questioned the Corporation or any Subsidiary in respect of Taxes or of any returns, filings or other reports filed under any statute providing for Taxes. Neither the Corporation nor any Subsidiary is
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negotiating any draft assessment or reassessment with any governmental body. The Founders are not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment of the Corporation or any Subsidiary, including, without limitation, unreported benefits conferred on any shareholder of the Corporation or any Subsidiary, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the Financial Statements. Neither the Corporation, any Subsidiary nor the Founders has received any indication from any governmental body that an assessment or reassessment of the Corporation or any Subsidiary is proposed in respect of any Taxes, regardless of its merits. Neither the Corporation nor any Subsidiary executed or filed with any governmental body any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes. All taxation years of the Corporation and each Subsidiary are open for reassessment for Canadian and U.S. federal and provincial and state income tax purposes.
     (38) Withholdings and Remittances. The Corporation and the Subsidiaries have withheld from each payment made to any of its Employees or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the ITA all amounts required by law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate governmental body. The Corporation has remitted all Canada Pension Plan contributions, provincial pension plan contributions, unemployment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has remitted such amounts to the proper governmental body within the time required under the applicable legislation. The Corporation and the Subsidiaries have charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by the Corporation or the Subsidiaries.
     (39) Tax Basis. At the Closing Date, for purposes of the ITA, the Corporation and the Subsidiaries (other than US Opco) will own depreciable property of the prescribed classes and having an estimated undepreciated capital costs as set out in Schedule 4.1(39). Schedule 4.1(39) also sets out the classes of depreciable property of the prescribed owned byt Curomax and the undepreciated capital costs as at September 30, 2006. The adjusted cost base to the Corporation of the shares as at December 31, 2006 of US Opco for purposes of the ITA is Cdn$3,986,932 (US$3,364,500) which amount shall be updated prior to the Working Capital Adjustment Date.
     (40) Capital Gains. Neither the Corporation nor any of the Subsidiaries will at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the ITA as a result of any transaction or event taking place in any taxation year ending on or before the Closing Date.
     (41) Non-Arm’s Length Provisions. There are no circumstances existing which could result in the application of section 78 or 160 of the ITA or any equivalent provincial provision to the Corporation or any Subsidiary.
     (42) US Opco Tax Representations.
(a)	All intercompany transactions between the Corporation or a Subsidiary and US Opco have been carried out at reasonable arm’s length transfer prices, and contemporaneous documentation supporting the transfer prices has been made or
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obtained that is sufficient to protect against transfer pricing penalties under the ITA and any applicable analogous provincial legislation and under applicable US federal and state tax law;

(b)	US Opco has never been a member of an affiliated, consolidated, combined, or unitary group, including pursuant to U.S. Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulations;

(c)	US Opco has never been a party to any Tax sharing agreement or Tax indemnification agreement;

(d)	The taxable year of US Opco for U.S. federal and state income tax purposes is the fiscal year ended September 30, and US Opco used, and has always used, the accrual method of accounting in keeping its books and in computing its taxable income;

(e)	There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of US Opco;

(f)	US Opco has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the U.S. Code; and

(g)	US Opco will not be required to include any item on income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date a result of any (i) change in method or accounting for taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the U.S. Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) instalment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.
     (43) Absence of Certain Changes or Events. Except as set out in this Agreement or in Schedule 4.1(43), since December 31, 2006 for Sections (a), (b) and (g) through (l) and since September 30, 2006 for Sections (c) through (f), neither the Corporation nor the Subsidiaries have (other than as set out in the Schedules):
(a)	suffered any Material Adverse Change;

(b)	amended its articles or by-laws;

(c)	declared or made any payment of any dividend or other distribution in respect of its shares and has not redeemed, purchased or otherwise acquired any shares;

(d)	issued or sold any shares or other securities or issued, sold or granted any option, warranty or right to purchase any shares or other securities;
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(e)	disposed of any of the Assets reflected on the balance sheet forming part of the Financial Statements, except sales of Assets in the normal course of business;

(f)	changed any accounting or costing systems or methods in any material respect;

(g)	suffered any extraordinary loss or cancelled or waived any debt, claim or other right;

(h)	incurred or assumed any liabilities, obligations or indebtedness (whether accrued, absolute, contingent or otherwise), except unsecured current liabilities, obligations and indebtedness incurred in the normal course of business;

(i)	made or granted any bonus, increased the compensation paid (other than for normal merit and cost of living increases) or made loans or advances to any Director, Officer or Employee;

(j)	mortgaged, pledged, granted a security interest in or otherwise encumbered any of the Assets, except in the normal course of business and in amounts which, individually and in the aggregate are not material to the financial condition of the Corporation, the Subsidiaries or operation of the Business.

(k)	entered into any Material Contract or any other transaction that was not in the normal course of business; or

(l)	terminated, cancelled or modified in any material respect or received notice or a request for termination, cancellation or modification in any material respect of any Material Contract.
     (44) Brokerage Fees. Neither the Founders nor the Corporation has entered into any agreement which would entitle any Person to any valid claim against either the Corporation or the Purchaser for a broker’s commission, finder’s fee or any like payment in respect of the purchase and sale of the Purchased Shares or any other matters contemplated by this Agreement.
     (45) Compliance with Laws. Neither the Corporation nor any Subsidiary is in violation of, nor has violated, any Applicable Law Related to the Business; neither the Corporation nor any Subsidiary is under investigation with respect to, and has been threatened to be charged with or given notice of any violation of, any Applicable Law Related to the Business, except, with respect to all of the foregoing, for violations that have not had and would not reasonably be expected to, individually or in the aggregate, cause a Material Adverse Change.
     (46) Full Disclosure. None of the foregoing representations and warranties and no document furnished by or on behalf of the Founders or the Corporation to the Purchaser in connection with the negotiation of the transactions contemplated by this Agreement taken as a whole contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation in light of the circumstances in which they were made, not misleading. Except for those matters disclosed in this Agreement, there are no facts not disclosed in this Agreement which might reasonably be expected to materially adversely affect the Business.
Share Purchase Agreement

4.2 Representations, Warranties and Covenants of the Vendors. As a material inducement to the Purchaser to enter into this Agreement and to complete the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Vendors set out in this Section 4.2, each Vendor represents and warrants (with respect to himself, herself or itself only and not the other Vendors and on a several and not joint and several basis) to the Purchaser, as at the Closing Date, as follows:
     (1) Incorporation of Corporate Vendor. For a Corporate Vendor, such Corporate Vendor: (a) is a corporation incorporated and validly subsisting under the laws of the jurisdiction of its incorporation; (b) has sent to the appropriate Person all annual returns and financial statements required to be sent under the laws of the jurisdiction of its incorporation; (c) has the corporate power and authority and is qualified to own and dispose of the Purchased Shares owned by such Corporate Vendor; and (d) is not aware of any act or proceeding having been taken by or against the Corporate Vendor in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of the Corporate Vendor.
     (2) Authorization and Capacity. For a Corporate Vendor, such Corporate Vendor has the corporate power, authority and capacity to enter into, and for each Vendor, such Vendor has the power, authority and capacity to enter into, this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Corporate Vendor and its shareholders.
     (3) Enforceability of Vendor’s Obligations. This Agreement constitutes a valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought. The Vendor is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) and will not become an insolvent person as a result of the Closing.
     (4) Residence of Vendor. Other than a Vendor which is a Non-Resident Shareholder set out in Schedule 2.9, the Vendor is not a non-resident of Canada for purposes of section 116 of the ITA.
     (5) Ownership of Purchased Shares. The Vendor is, and on the Closing Date will be, the registered and beneficial holder of the Purchased Shares listed opposite his, her or its name in Schedule 1.1(1), with good and marketable title thereto, free and clear of all Liens other than the Shareholders Agreements which shall be terminated on Closing and the articles of the Corporation. No Person other than the Purchaser has, or will have, any agreement, option, right or privilege capable of becoming an agreement for the purchase from the Vendor of any of the Purchased Shares.
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     (6) Consents and Approvals. All the Consents and Approvals required by the Vendor have been obtained or waived in writing. Except for such Consents and Approvals, no consent or approval of any Person is required by the Vendor in connection with the execution and delivery of this Agreement and the completion of the transactions contemplated by this Agreement.
     (7) Notices. Except for the Notices, no notice is required to be delivered to any Person in connection with the execution and delivery of this Agreement by the Vendor and the completion of the transactions contemplated by this Agreement.
     (8) Absence of Conflicting Agreements. The execution, delivery and performance of this Agreement by the Vendor and the completion (with any required Consents and Approvals and Notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:
(a)	If the Vendor is a Corporate Vendor, a default, breach or violation or an event that, with notice or lapse of time or both, would be a default, breach or violation of any of the terms, conditions or provisions of the articles or by-laws of such Vendor;

(b)	the creation or imposition of any Lien on any Purchased Share; or

(c)	the violation of any Applicable Law relating to the Vendor.
     (9) Litigation. Except as set out in Schedule 4.2(9), there is no action, suit, proceeding, claim, assessment, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or, to the knowledge of the Vendor threatened by or against the Vendor that has a reasonable likelihood of preventing the Vendor from completing the transactions contemplated in this Agreement or entitling any Person to bring a Claim against the Corporation or the Purchaser.
     (10) Brokerage Fees. The Vendor has not entered into any agreement which would entitle any Person to any valid claim against either the Corporation or the Purchaser for a broker’s commission, finder’s fee or any like payment in respect of the purchase and sale of the Purchased Shares or any other matters contemplated by this Agreement.
4.3 Representations and Warranties of the Holdco Shareholders. As a material inducement to the Purchaser’s entering into this Agreement and completing the transactions contemplated by this Agreement and acknowledging that the Purchaser is entering into this Agreement in reliance upon the representations and warranties of the Holdco Shareholders set out in this Section 4.3, each Holdco Shareholders Group (with respect to itself only and not the other Holdco Shareholders and on a several and not joint and several basis) represents and warrants to the Purchaser regarding themselves as Holdco Shareholders and regarding their respective Holdco, as at the Closing Date, as follows:
     (1) Enforceability of Holdco Shareholder’s Obligations. This Agreement constitutes a valid and binding obligation of the Holdco Shareholders Group enforceable against each of
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them in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.
     (2) Residence of Vendor. None of the Holdco Shareholders Group is a non-resident of Canada for purposes of section 116 of the ITA.
     (3) Ownership of Purchased Shares. Schedule 1.1(1) lists or identifies all of the shareholders of the Holdco and all of the property and assets owned by the Holdco, including shares of the Corporation. The Holdco Shareholders Group are the registered holders of all of the Holdco Shares and the Holdco is the registered holder of all of the Curomax Shares held by it (as indicated in Schedule 1.1(1) with good and marketable title thereto, free and clear of any and all Liens other than the Shareholders Agreements which shall be terminated on Closing and the articles of the Corporation and the Holdco. No Person other than the Purchaser has any agreement, option, right or privilege capable of becoming an agreement for the purchase from any of the Holdco Shareholders Group of any of their respective Holdco Shares or for the purchase from the Holdco of any Curomax Shares. No Person other the Purchaser has any agreement, option, right or privilege capable of becoming an agreement to require the Holdco to issue shares of the Holdco to such Person.
     (4) Organization of the Holdcos. The information set out in Schedule 4.3(4) concerning the name and jurisdiction of incorporation, the authorized, issued and outstanding shares and the directors and officers of the Holdco is true and complete. The Holdco is incorporated and validly subsisting under the laws of its jurisdiction of incorporation. The Holdco is licensed or qualified to do business under the laws of the jurisdictions specified in Schedule 4.3(4) and neither the character nor the location of the properties owned by the Holdco nor the nature of the business conducted by it requires licensing or qualification under the laws of any other jurisdiction. The Holdco has full corporate power to own and hold the Curomax Shares owned by it. There are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any shares or other securities of the Holdco including any securities convertible into or exchangeable or exercisable for shares or other securities of that Holdco.
     (5) Corporate Records. The minute books of the Holdco contain true, correct and complete copies of its articles, its by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders. The share certificate book, register of shareholders, register of transfers and register of directors and officers of the Holdco are complete and accurate in all material respects.
     (6) Bankruptcy. None of the Holdco Shareholders Group nor the Holdco is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving order presented in respect of it. None of the Holdco Shareholders Group nor the Holdco has initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution.
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No receiver has been appointed in respect of any of the Holdco Shareholders Group or the Holdco and no execution or distress has been levied upon any of their respective assets.
     (7) Holdco Financial Statements. The Holdco Shareholders Group has furnished the Purchaser with the annual unaudited financial statements of the Holdco for the fiscal year ended March 31, 2006, and the interim unaudited financial statements of the Holdco for the period ended December 31, 2006 (collectively, the “Holdco Financial Statements”), true and complete copies of which are annexed as Schedule 4.3(7). The Holdco Financial Statements have been prepared in accordance with generally accepted accounting principles in Canada, consistently applied on a tax basis. The balance sheets contained in such Holdco Financial Statements fairly present the financial position of the Holdco as of their respective dates and the statements of earnings and retained earnings contained in the Holdco Financial Statements fairly present the results of operations for the periods indicated.
     (8) Business and Property. The only asset or property of any kind that the Holdco owns, and has ever owned, is shares of the Corporation. The Holdco has good and marketable title to the Curomax Shares owned by it, free and clear of any and all Liens. At all times since its formation, the Holdco has never carried on any active business, employed any Persons or owned any assets other than cash and the Curomax Shares owned by it.
     (9) Undisclosed Liabilities. The Holdco does not have any Liabilities, whether accrued, absolute, contingent or otherwise, including any Liabilities for Taxes.
     (10) Litigation. There is no action, suit, proceeding, claim, application, complaint or investigation in any court or before any arbitrator or before or by any regulatory body or governmental or non-governmental body pending or threatened by or against the Holdco Shareholders Group or the Holdco or affecting the Purchased Shares owned by it or the Curomax Shares owned by the Holdco or the transactions contemplated by this Agreement, and there is no factual or legal basis which could give rise to any such action, suit, proceeding, claim, application, complaint or investigation.
     (11) Taxes.
(a)	Tax Filings. The Holdco has prepared and filed on time with all appropriate governmental bodies all tax returns, declarations, remittances, information returns, reports and other documents of every nature required to be filed by or on behalf of the Holdco in respect of any Taxes or in respect of any other provision in any domestic or foreign federal, provincial, municipal, state, territorial or other taxing statute for all fiscal periods ending prior to the date hereof and will continue to do so in respect of any fiscal period ending on or before the Closing Date. All such returns, declarations, remittances, information returns, reports and other documents are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such returns, declarations, remittances, information returns, reports or other documents is in effect. All Taxes shown on all such returns, or on any assessments or reassessments in respect of any such returns have been paid in full.
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(b)	Taxes Paid. The Holdco has paid in full all Taxes required to be paid on or prior to the date hereof and has made adequate provision in the Holdco Financial Statements in accordance with generally accepted accounting principles in Canada, consistently applied for the payment of all Taxes in respect of all fiscal periods ending on or before the date hereof. The Holdco does not have and will not have any unpaid Liability for Taxes for any fiscal period ending on or before the Closing Date.

(c)	Reassessments of Taxes. There are no reassessments of the Holdco’s Taxes that have been issued and are outstanding and there are no outstanding issues which have been raised and communicated to the Holdco by any governmental body for any taxation year in respect of which a Tax return of the Holdco has been audited. No governmental body has challenged, disputed or questioned the Holdco in respect of Taxes or of any returns, filings or other reports filed under any statute providing for Taxes. The Holdco is not negotiating any draft assessment or reassessment with any governmental body. The Holdco Shareholders Group is not aware of any contingent liabilities for Taxes or any grounds for an assessment or reassessment of the Holdco, including, unreported benefits conferred on any shareholder of the Holdco, aggressive treatment of income, expenses, credits or other claims for deduction under any return or notice other than as disclosed in the Holdco Financial Statements. Neither the Holdco nor the Holdco Shareholders Group has received any indication from any governmental body that an assessment or reassessment of the Holdco is proposed in respect of any Taxes, regardless of its merits. The Holdco has not executed or filed with any governmental body any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes. All taxation years of the Holdco are open for reassessment for Canadian federal and provincial income tax purposes.

(d)	Withholdings and Remittances. The Holdco has withheld from each payment made to any of its present or former employees, officers and directors, and to all persons who are non-residents of Canada for the purposes of the ITA all amounts required by law to be withheld, and furthermore, has remitted such withheld amounts within the prescribed periods to the appropriate governmental body. The Holdco has remitted all Canada Pension Plan contributions, provincial pension plan contributions, unemployment insurance premiums, employer health taxes and other Taxes payable by it in respect of its employees and has remitted such amounts to the proper governmental body within the time required under the applicable legislation. The Holdco has charged, collected and remitted on a timely basis all Taxes as required under applicable legislation on any sale, supply or delivery whatsoever, made by the Holdco.

(e)	Depreciable Property. At the Closing Date, for purposes of the ITA, the Holdco does not own any depreciable property.

(f)	Capital Gains. The Holdco will not at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the ITA as a result of any transaction or event taking place in any taxation year ending on or before the Closing Date.
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(g)	Completion. Other than those that would ordinarily arise as a result of an acquisition of control within the meaning of the ITA, no material adverse tax consequences will arise to the Holdco upon completion of the transactions contemplated by this Agreement.

(h)	Tax Returns. The Holdco Shareholders Group has provided to the Purchaser copies of all federal and provincial income Tax returns for all the Holdco’s tax periods ended on or before March 31, 2006. There are no Liens on the assets of the Holdco relating to or attributable to Taxes except for Taxes not yet due and payable. The Holdco is not subject to any penalty relating to Taxes by reason of a violation of any Applicable Law Related to the Business, or a default with respect to any return, report or declaration required to be filed with, any Tax Authority to which it is subject.

(i)	Property. There are no circumstances existing as at the Closing Date which could result, and the Closing will not result, in the application of any of sections 17, 78, or 80 to 80.04 of the ITA or any equivalent provision under any other applicable tax legislation to the Holdco. There has been no surrender of property by the Holdco as at the Closing Date within the meaning of subsection 79(2) of the ITA.

(j)	Non-arm’s Length Party Dealings. The Holdco has not acquired property from or disposed of property to a Person with whom they do not deal at arm’s length for proceeds of disposition which are greater or less than the fair market value of the property acquired or disposed.

(k)	Non-resident Party Dealings. The Holdco has not conducted any transaction with any Person not resident in Canada or with whom the Holdco was not dealing at arm’s length (all within the meaning of the ITA)

(l)	Capital. With regard to the Holdco, complete and accurate information relating to each of the matters referred to below for the purposes of the ITA is set out in Schedule 4.3(11):
(i)	non-capital losses available for carry-over;

(ii)	net capital losses;

(iii)	cumulative eligible capital;

(iv)	investment tax credits;

(v)	section 85 elections; and

(vi)	section 85.1 share exchanges.
(m)	Residency of Holdco. For the purposes of Taxes, the Holdco is and has been resident only in the jurisdiction in which it is incorporated and does not have nor had a permanent establishment or permanent representative or other taxable
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presence in any jurisdiction other than in which it is resident for Tax purposes. The Holdco has not constituted a permanent establishment or is or has been a permanent representative of another Person.

(n)	Extra-Jurisdictional Taxes. No claim has ever been made by a governmental authority in a jurisdiction where the Holdco does not file Tax returns that Holdco is or may be subject to Taxes assessed by such jurisdiction or filing requirement in that jurisdiction.
     (12) Absence of Certain Changes or Events. Except as set out in Schedule 4.3(12), since the date to which the Holdco Financial Statements are made up, neither the Holdco Shareholders Group nor Holdco have:
(a)	suffered any Material Adverse Change;

(b)	amended its articles or by-laws;

(c)	declared or made any payment of any dividend or other distribution in respect of its shares and has not redeemed, purchased or otherwise acquired any shares;

(d)	issued or sold any shares or other securities or issued, sold or granted any option, warranty or right to purchase any shares or other securities;

(e)	disposed of any of the assets, Curomax Shares or Holdco Shares;

(f)	made or granted any bonus, increased the compensation paid (other than for normal merit and cost of living increases) or made loans or advances to any Person;

(g)	mortgaged, pledged, granted a security interest in or otherwise encumbered any of the Assets, except in the normal course of business and in amounts which, individually and in the aggregate are not material to the financial condition of the Holdco; or

(h)	entered into any contract or any other transaction with any Person.
     (13) Brokerage Fees. Neither the Holdco Shareholders Group nor the Holdco has entered into any agreement which would entitle any Person to any valid claim against any of the Holdco Shareholders Group, the Holdco, the Corporation or the Purchaser for a broker’s commission, finder’s fee or any like payment in respect of the purchase and sale of the Purchased Shares or any other matters contemplated by this Agreement.
     (14) Full Disclosure. None of the foregoing representations and warranties and no document furnished by or on behalf of the Holdco Shareholders Group to the Purchaser in connection with the negotiation of the transactions contemplated by this Agreement taken as a whole contain any untrue statement of a material fact or omit to state any material fact necessary to make any such statement or representation in light of the circumstances in which they were made not misleading. Except for those matters disclosed in this Agreement, there are no facts
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not disclosed in this Agreement which might reasonably be expected to materially adversely affect the Business.
4.4 Representations, Warranties and Covenants of the Purchaser. As a material inducement to the Vendors to enter into this Agreement and to complete the transactions contemplated by this Agreement and acknowledge that the Vendors are entering into this Agreement in reliance upon the representations, warranties and covenants of the Purchaser set out in this Section 4.4, the Purchaser represents and warrants to the Vendors, as at the Closing Date, as follows:
     (1) Incorporation and Power. The Purchaser is a corporation duly incorporated under the laws of the jurisdiction of its incorporation and is duly organized, validly subsisting and in good standing under such laws.
     (2) Due Authorization. The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by it as contemplated by this Agreement and to carry out its obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the completion of the transactions contemplated by this Agreement and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of the Purchaser.
     (3) Enforceability of Obligations. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms subject, however, to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.
     (4) Brokerage Fees. The Purchaser has not entered into any agreement which would entitle any Person to any valid claim against the Purchaser for a broker’s commission, finder’s fee or any like payment in respect of the purchase and sale of the Purchased Shares or any other matters contemplated by this Agreement.
4.5 Survival of Representations, Warranties and Covenants.
     (1) The representations and warranties of the Founders contained in Section 4.1, of the Vendors contained in Section 4.2, of the Holdco Shareholders contained in Section 4.3, or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of eighteen months from the Closing Date (the “Survival Period”), and notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, after which time the Vendors shall be released from all obligations in respect of such representations, warranties and covenants except with respect to any Claims asserted by the Purchaser in writing (setting out in reasonable detail the nature of the Claim and the approximate amount of such Claim) before the expiration of such period, but there shall be no time limit on the representations, warranties and covenants of the Vendors set out in subsections (1) to (4), (8) and, with respect to North
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America only, (16) of Section 4.1, in subsections (1) to (5) of Section 4.2 and all of Section 4.3. Claims in respect of representations , warranties and covenants set out in subsections (35) to (43) of Section 4.1 shall continue in full force and effect until 60 days after the expiry of any applicable statutory reassessment period.
     (2) The representations and warranties of the Purchaser contained in Section 4.4 or any other agreement, certificate or instrument delivered pursuant to this Agreement shall survive the Closing for a period of eighteen months from the Closing Date, and notwithstanding the Closing, shall continue in full force and effect for the benefit of the Vendors, after which time the Purchaser shall be released from all obligations in respect of such representations and warranties except with respect to any Claims asserted by the Vendors’ Representative in writing (setting out in reasonable detail the nature of the Claim and the appropriate amount thereof) before the expiration of such period, but there shall be no time limit on the representations and warranties of the Purchaser set out in subsections (1) to (3) of Section 4.4.
ARTICLE 5
INDEMNIFICATION
5.1 Indemnity by the Founders and Vendors. Subject to the limitations set out in Sections 4.5(1) and 5.5, the Founders shall, on a joint and several basis with each other and the other Vendors shall, on a joint and several basis up to their Pro Rata Share of the Working Capital Holdback Amount and the Indemnification Holdback Amount, indemnify and hold harmless the Purchaser, its directors, officers, employees, agents, representatives and the Purchaser’s Affiliates and their respective directors, officers, employees, agents, representatives in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (hereinafter referred to as a “Claim”) which may be made or brought against an Indemnified Party or which it incurs directly or indirectly as a result of, in respect of or arising out of:
     (1) any incorrectness in or breach of any representation or warranty of the Founder contained in Section 4.1 of this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement as they relate to Section 4.1;
     (2) any breach or any non-fulfilment of any covenant or agreement on the part of Founders under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement (except that, in respect of liabilities arising under Sections 6.1 and 6.2, only the Founder in breach of the covenant shall be liable for the indemnification Claim);
     (3) except for Taxes shown as a liability on the Closing Statement, any Claim for Taxes for any taxation year or period of the Corporation or any Subsidiary ending on or before the Closing Date, or any taxation year or period of the Corporation or any Subsidiary ending after the Closing Date which includes a period prior to the Closing Date and results from an event occurring on or prior to the Closing Date (a “Straddle Period”). Taxes for a Straddle Period shall be determined on the assumption that any entity the income of or from which is
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relevant in determining such Taxes, had a notional taxation year or fiscal period ending on the Closing Date; or
     (4) any Claim by any Vendor relating to the calculation of such Vendor’s Pro Rata Share or payments out of the Designated Account or payments made by Curomax to Employees after the Signing Date in relation to Closing and the transactions contemplated herein.
5.2 Indemnity by the Vendors. Subject to the limitations set out in Sections 4.5(1) and 5.5, the Vendors shall, on a several and not joint and several basis, (excepting the Vendors’ obligations to contribute to the Founders’ indemnity obligations under Section 5.1, which obligations shall be joint and several up to their Pro Rata Share of the Working Capital Holdback Amount and the Indemnification Holdback Amount) indemnify and hold harmless the Purchaser, its directors, officers, employees, agents, representatives and the Purchaser’s Affiliates and their respective directors, officers and employees, agents representatives in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, or in respect of or arising out of:
     (1) any incorrectness in or breach of any representation or warranty of the Vendors contained in Section 4.2 of this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement as they relate to Section 4.2; or
     (2) any breach or non-fulfilment of any covenant or agreement on the part of the Vendors under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.
5.3 Indemnity by the Holdco Shareholders. Subject to the limitations set out in Sections 4.5(1) and 5.5, the Holdco Shareholders Groups shall, on a several and not joint and several basis indemnify and hold harmless the Purchaser, its directors, officers, employees, agents, representatives and the Purchaser’s Affiliates and their respective directors, officers and employees, agents representatives in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, or in respect of or arising out of:
     (1) any incorrectness in or breach of any representation or warranty of the Holdco Shareholders contained in Section 4.3 hereof;
     (2) any breach or non-fulfilment of any covenant or agreement on the part of the Holdco Shareholders under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or
     (3) any Claim, Liabilities, Taxes or Indebtedness whatsoever of any Holdco.
5.4 Indemnity by the Purchaser. The Purchaser shall indemnify and hold harmless the Vendors, their directors, officers, employees, agents, representatives and each Vendor’s Affiliates and their respective directors, officers and employees in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:
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     (1) any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or
     (2) any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.
5.5 Limitations.
     (1) Threshold. Subject to Section 5.5(5) and Section 5.5(6), no Party shall have any Liability for indemnification pursuant to Sections 5.1, 5.2, 5.3 or 5.4 or relating to any breach of any of the representations and warranties contained in Sections 4.1, 4.2 or 4.4 unless and until the accumulated aggregate amount of Claims of such Party exceeds $100,000 (the “Threshold Amount”), following which all such accumulated Claims from the first dollar and all further Claims of the Purchaser shall be recoverable as provided in this Agreement; provided that such Threshold Amount shall not apply to: (a) any Claim brought by the Purchaser under Section 6.1 or Section 6.2; (b) any Claim brought by a Vendor under Section 3.10(2), Section 4.4 or Section 6.1; and (c) any Claim brought by a Vendor relating to a payment obligation of the Purchaser under Article 2.
     (2) Cap. Subject to Section 5.5(6), the total Liability of each Founder under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement shall be limited to the amount of the Claim, up to a maximum equal to the total amount of the Purchase Price. For greater certainty the aggregate amount of all such Claims shall not exceed the Purchase Price.
     (3) Non-Founders Cap. The total Liability of each Vendor, other than the Founders under Section 5.2 and the Holdco Shareholders under Section 5.3, shall be limited to such Vendor’s Pro Rata Share of the amount of the Claim, up to a maximum equal to such Vendor’s Pro Rata Share of the total amount of the Purchase Price. For greater certainty the aggregate amount of all such Claims shall not exceed the Pro Rata Share of the Purchase Price of all Vendors (other than the Founders).
     (4) DealerAccess Intellectual Property. The Purchaser may not bring any Claim for a breach of a representation contained in Section 4.1(16) as such breach relates to the intellectual property rights of the Purchaser or any of its Affiliates.
     (5) No Limitation for Holdcos. Notwithstanding anything in this Agreement to the contrary, there shall be no limitation whatsoever, nor any deductible or Claim threshold, applicable to any Claim by the Purchaser or any of its Affiliates against the Holdco Shareholders with respect to Claims relating to the representations and warranties set out in Section 4.3, the indemnification set out in Section 5.3(3) or the reimbursement of costs set out in Section 7.1(2).
     (6) No Limitation for Taxes. Notwithstanding anything in this Agreement to the contrary, there shall be no limitation whatsoever, nor any deductible or Claim threshold, applicable to any Claim made by the Purchaser or any of its Affiliates arising out of Section 5.1(4).
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     (7) Materiality. For purposes of determining whether a Party has breached any representation or warranty in this Agreement and for calculating the Threshold Amount, any qualification or limitation of a representation by reference to materiality of matters stated therein or as to matters causing or not causing a “Material Adverse Change” or words of similar effect, shall be disregarded
5.6 Notice of Claim. If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to any of Sections 5.1, 5.2, 5.3 or 5.4, as the case may be, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):
(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, if known.
If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, then the Liability of the Indemnifying Party to the Indemnified Party under this Article shall be reduced by the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.
5.7 Direct Claims. In the case of a Direct Claim, the Indemnifying Party shall have 120 days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such 120 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.
5.8 Third Party Claims.
     (1) In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim. If the Indemnifying Party elects to assume such control upon notice to the Indemnified Party, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party’s out-of-pocket expenses incurred as a result of such participation or assumption. The Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless the named parties to any
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action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). The Indemnified Party shall cooperate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim.
     (2) If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.
     (3) If any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Law or the order of any court, tribunal or regulatory body having jurisdiction, in respect of (A) a Third Party Claim by a Customer relating to products or services supplied by the Business or (B) a Third Party Claim relating to any Material Contract which is necessary to the ongoing operations of the Business or any material part thereof in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such a Material Contract, to make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, then the Indemnified Party may make such payment and the Indemnifying Party shall, promptly after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Third Party, the Indemnified Party shall, promptly after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party. If such a payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was unreasonable in the circumstances having regard to the amount and merits of the Third Party Claim, then such dispute shall be referred to and finally settled by binding arbitration from which there shall be no appeal.
     5.9 Settlement of Third Party Claims. If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement
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amount if any such consent is not obtained for any reason within a reasonable time after the request therefor.
5.10 Interest on Claims. The amount of any Claim submitted under Section 5.1, Section 5.2, Section 5.3 or Section 5.4 as damages or by way of indemnification shall bear interest from and including the date any Indemnified Party is required to make payment in respect thereof at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Claim by the Indemnifying Party is made, and the amount of such interest shall be deemed to be part of such Claim.
5.11 Tax Adjustments. The amount of any Claim submitted under Section 5.1, Section 5.2, Section 5.3 or Section 5.4 as damages or by way of indemnification shall be determined on an after-Tax basis, and without limiting the generality of the foregoing shall:
     (1) be net of the present value of any Tax benefits to the Indemnified Party resulting from the claim for indemnity and indemnification; and
     (2) include the amount necessary to hold the Indemnified Party harmless after Tax;
and the present value of any Tax benefits shall be the amount, calculated on the date that is the Business Day immediately preceding the date of payment of the Claim, that is required to provide a yield from such date to the last day of the latest taxation year of the Indemnified Party to which the Tax benefits relate that is equal to the sum of the yield to maturity on such date, assuming semi-annual compounding, that a non-callable Government of Canada bond would carry if issued in Canadian dollars in Canada at 100% of its principal amount on such date and maturing approximately on the last day of the latest taxation year of the Indemnified Party to which the Tax benefits relate.
     The amount of any Claim submitted under Section 5.1, Section 5.2, Section 5.3 or Section 5.4 by way of indemnification as determined without regard to this Section 5.11 shall be increased by an amount equal to the rate of Goods and Services Tax (“GST”) applied to such amount provided the Excise Tax Act provides that GST should be collected and the payee shall remit the GST in accordance with the Excise Tax Act.
5.12 Set-off. The Purchaser shall be entitled to set-off the amount of any Claim submitted under Section 5.1, Section 5.2 or Section 5.3 by way of indemnification against a particular Vendor any amounts payable by the Purchaser to such Vendor whether under this Agreement or otherwise (excluding payment related to employment compensation, common law and statutory termination pay, severance pay or other termination-related compensation).
5.13 Vendors’ Representative. In accordance with Section 2.8 and for greater certainty, the Vendors’ Representative shall act as agent for and on behalf of the Vendors for all purposes under this Article 5 and all instructions given by, notices and communications given to or by, dealings and agreements with, and waivers from the Vendors’ Representative shall be deemed to be given to or by, made with or from all of the Vendors and may be relied upon by the Purchaser.
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ARTICLE 6
COVENANTS
6.1 Confidentiality.
     (1) Subject to disclosure requirements under Applicable Laws, each Party shall (and shall cause each of its Representatives (as defined below) to hold in strictest confidence and not use in any manner, other than as expressly contemplated by this Agreement, any Confidential Information (as defined below) of the other Party.
     (2) Section 6.1(1) shall not apply to the disclosure of any Confidential Information where such disclosure is required by Applicable Law. In that case, the Party required to disclose (or whose Representative is required to disclose) shall, as soon as possible in the circumstances, notify the other Party of the requirement. Upon receiving such notification, the other Party may take any reasonable action to challenge the requirement, and the affected Party shall (or shall cause the applicable Representative to), at the expense of the other Party, assist the other Party in taking such reasonable action.
     (3) For the purposes of this Section 6.1:
(a)	“Confidential Information” of a Party at any time means all information relating to the business of such Party and its Affiliates (including business plans, way of doing business, business results and prospects and customer lists) which,
(i)	at the time is of a confidential nature (whether or not specifically identified as confidential) and is known or should be known by the other Party or its Representatives as being confidential, and

(ii)	has been or is from time to time made known to or is otherwise learned by the other Party or any of its Representatives as a result of the matters provided for in this Agreement, including the following information:
(iii)	the terms of this Agreement;

(iv)	a Party’s proprietary software; and

(v)	a Party’s business records,
but not including any information that at such time:
(vi)	has become generally available to the public other than as a result of a disclosure by the other Party or any of its Representatives;
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(vii)	was available to the other Party or its Representatives on a non-confidential basis before the date of this Agreement; or

(viii)	becomes available to the other Party or its Representatives on a non-confidential basis from a Person other than the first-mentioned Party or any of its Representatives who is not, to the knowledge of such other Party or its Representatives, otherwise bound by confidentiality obligations to such first-mentioned Party in respect of such information or otherwise prohibited from transmitting the information to the other Party or its Representatives; and
(b)	“Representatives” with respect to any party means its Affiliates and its and their respective directors, officers, employees, agents and other representatives and advisers.
6.2 Non-Competition, Non-Solicitation.
     (1) Non-Competition. Subject to Section 6.2(2), each Founding Investor Shareholder and his Affiliates shall not, and he shall ensure that his respective Affiliates do not, without the prior written consent of the Purchaser, at any time within the period of 10 years following the Closing Date, either individually or in partnership or jointly or in conjunction with each other or any Person, as principal, agent, consultant, lender, contractor, employer, employee, investor or shareholder, or in any other manner, directly or indirectly, advise, manage, carry on, establish, acquire control of, be engaged in, invest in or lend money to, guarantee the debts or obligations of, or permit the Founding Investor Shareholder’s name or any part thereof to be used or employed by any Person that operates, is engaged in or has an interest in, a business anywhere within Canada and the United States that competes with the Business as at the date of this Agreement. Without limiting the effect of the foregoing, competing with the Business includes, without limitation, directly or indirectly engaging in or permitting the solicitation or sale to any present customers of the Business of any products or services sold or licensed by the Business as at the date of this Agreement.
     (2) Permitted Competition. Notwithstanding the covenants set out in Section 6.2(1), each the Founding Investor Shareholder and his respective Affiliates shall be entitled to:
(i)	provide the strategic consulting business services that are currently provided by the Aligna Consulting Business as at the date of this agreement, including the solicitation or sale to any present customers of the Business provided that such consulting does not include any consulting to the competitors of the Corporation or the Subsidiaries as at the date of this Agreement or any consulting on the online electronic loan origination strategy for the indirect lending business of any Lender; and

(ii)	purchase as a passive investor up to five percent (5%) of the outstanding publicly traded shares or other securities of any class of any issuer listed on a recognized stock exchange.
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     (3) Remedies. Each Founding Investor Shareholder acknowledges that a breach by either of them or any of his Affiliates of any of the covenants contained in this Section would result in damages to the Purchaser, the Corporation or the Subsidiaries and that the Purchaser may not be adequately compensated for such damages by monetary award alone. Accordingly, each Founding Investor Shareholder agrees that in the event of any such breach, in addition to any other remedies available at law or otherwise, the Purchaser shall be entitled as a matter of right to apply to a court of competent jurisdiction for relief by way of injunction, restraining order, decree or otherwise as may be appropriate to ensure compliance by the Founding Investor Shareholder and their respective Affiliates with the provisions of this Section. Any remedy expressly set out in this Section shall be in addition to and not inclusive of or dependent upon the exercise of any other remedy available at law or otherwise.
     (4) Reasonableness of Restrictions. The Founding Investor Shareholder and their respective Affiliates agree that all restrictions in this Section are necessary and fundamental to the protection of the respective businesses of the Parties and are reasonable and valid. All defences to the strict enforcement of this Section against each Founding Investor Shareholder or any of their Affiliates are hereby waived.
     (5) Severability. Any provision of this Section 6.2 which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be (a) in the case of a time period, reduced by the number of months that would render such time period effective and enforceable, (b) in the case of a geographic territory, limited to the largest geographic territory that would render such geographic territory effective and enforceable, (c) in the case of the scope of the non-competition covenants, limited to that scope that would render the scope effective and enforceable, and (d) in all cases, if otherwise incapable of being made effective and enforceable, the provision shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
6.3 Termination of Shareholders Agreements. Effective on the Closing Date, the Vendors agree, and the Holdco Shareholders agree on behalf of their respective Holdco, that the Shareholders Agreements are all terminated and have no further force or effect.
6.4 Investigation. The Founders and the Corporation shall give, or cause to be given, to the Purchaser and its Representatives full access during normal business hours to the information and documents relating to the Business and the property and assets of the Corporation, the Subsidiaries and the Holdcos to conduct such follow-up investigations thereof and of the financial and legal condition of the Corporation, the Subsidiaries, the Holdcos and their respective predecessor corporations as the Purchaser deems necessary or desirable to further familiarize itself with such properties, assets and other matters has outlined in its supplementary due diligence request list dated January 14, 2007 (the “Request List”) and any matter that is reasonably related to matters identified in the Request List. Until the public announcement of the transactions contemplated herein as contemplated in Section 7.3, such investigations shall be conducted in the same manner as conducted prior to the Signing Date which, for greater certainty, involved the review of documents and information sent to the Purchaser by the
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Corporation, the Founders or the Founders’ Solicitors, and not any direct contact with Employees except as permitted by the Founders and not any access to any of Curomax’s premises.
6.5 Risk of Loss. If before the Closing all or any portion of the properties or assets of the Corporation or any Subsidiary or Holdco are lost, damaged or destroyed or are expropriated or seized by any governmental authority or any other Person in accordance with Applicable Law or if notice of any such expropriation or seizure shall have been given in accordance with Applicable Law, the Purchaser, in its sole discretion acting reasonably, shall have the option, exercisable by notice to the Vendors’ Representative given prior to the Closing Time to terminate this Agreement by notice to the Vendors’ Representative, as provided in Section 3.8 or as otherwise agreed by the Purchaser and the Vendors’ Representative.
6.6 Action During Interim Period.
     (1) Operate in Ordinary Course. During the Interim Period, the Founding Investor Shareholders shall cause the Corporation, the Subsidiaries and the Holdcos to, and the Corporation shall, operate the Business in the ordinary course of business (except as contemplated by the Interim Period Arrangements) in compliance with Applicable Law and the terms and conditions of all Contracts, and in a manner that maintains relations with Employees and the Customers, suppliers, and landlords and lessors of the Corporation and the Subsidiaries in accordance with past custom and practice.
     (2) Negative Covenants. During the Interim Period, unless the written consent of the Purchaser is first obtained and other than in connection with the Interim Period Arrangements, the Corporation shall ensure that neither it nor the Subsidiaries, and the Founding Investor Shareholders shall ensure that none of the Corporation, the Subsidiaries or the Holdcos:
(a)	amends its articles or by-laws or similar document adopted or filed in connection with the creation, formation or organization of the Corporation, the Subsidiary or the Holdco, as the case may be;

(b)	directly or indirectly, declares, sets aside for payment or pays any dividend or makes any other payment or distribution on or in respect of any of its shares;

(c)	redeems, purchases, retires or otherwise acquires, directly or indirectly, any of its shares;

(d)	issues or sells any shares or other securities or issues, sells or grants any option, warrant or right to purchase any of its shares or other securities or issues any security convertible into its shares, grants any registration rights or otherwise makes any change to its authorized or issued share capital;

(e)	disposes of or revalues any of the assets reflected on the balance sheet forming part of the most recent Financial Statements;

(f)	makes any change in its accounting principles, policies, practices or methods;
Share Purchase Agreement

(g)	incurs or assumes any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, except unsecured current liabilities incurred in the ordinary course of business;

(h)	mortgages, pledges, grants a security interest in or otherwise creates a Lien on any of its property or assets, except in the ordinary course of business and in amounts which, individually and in the aggregate, are not material to the financial condition of the Corporation, any Subsidiary, any Holdco or the operation of the Business;

(i)	enters into any contract or any other transaction that is not in the ordinary course of business, provided the Founding Investor Shareholders provide the Purchaser with notice of any such contract or transaction prior to the Closing Date, except as set out in Schedule 4.1(43);

(j)	terminates, cancels, modifies or amends in any material respect or takes or fails to take any action which would entitle any party to any Contract to terminate, cancel, modify or amend any Contract;

(k)	cancels or waives any debt, claim or other right with a value to the Corporation, any Subsidiary or any Holdco;

(l)	incurs any Indebtedness for borrowed money to any other Person or incurs any other liability or obligation to any other Person which is required to be classified as a liability on the liability side of a balance sheet in accordance with US GAAP;

(m)	gives or agrees to give or becomes a party to or bound by any guarantee, surety or indemnity in respect of indebtedness or other obligations or liabilities of any other Person or becomes a party to any other commitment by which the Corporation, a Subsidiary or a Holdco, as the case may be, is, or is contingently, responsible for such indebtedness or other liability or obligation;

(n)	purchases or otherwise acquires any interest in any securities of any other Person;

(o)	makes any capital expenditure or authorizes any capital expenditure or makes any commitment for the purchase, construction or improvement of any capital assets except in the ordinary course of business, provided the Founding Investor Shareholders provide the Purchaser with notice of any such contract or transaction prior to the Closing Date;

(p)	enters into any Contract or commitment to hire, or terminates the services of, any officer or senior management employee; or

(q)	agrees, commits or enters into any understanding to take any actions enumerated in paragraphs (a) to (p) of this Section 6.6(2) or that would violate any warranty or covenant elsewhere in this Agreement.
6.7 Interim Period Arrangements.
Share Purchase Agreement

     (1) Option Arrangements. During the Interim Period, the Founding Investor Shareholders and the Corporation shall take the following actions (the “Option Arrangements”):
(a)	amend the Option Plan and the Options to, among other things, (a) accelerate all vesting periods such that all Options may be exercised at the Option Holders option at least two Business Days prior to the Closing Date and (b) terminate the Option Plan and all unexercised Options upon a change of control event or other event coincidental with the Closing Time;

(b)	on the date agreed to by the Purchaser, deliver the Option Arrangement Documents to each Option Holder and to Side Car Holdings, as appropriate; and

(c)	co-ordinate and collect the delivery of duly signed notices of exercise under all Options and the Side Car Warrant, and duly signed Option Arrangement Documents, as appropriate.
     (2) Remaining Shareholders Arrangements. During the Interim Period, the Founding Investor Shareholders and the Corporation shall take the following actions (the “Shareholder Arrangements”):
(a)	deliver to each Shareholder a copy of the Offer and a proper Notice of Sale and notice of Drag Along Offer under the applicable Shareholders Agreement applicable to each respective Shareholder; and

(b)	co-ordinate and collect the delivery of duly signed Offer Acceptances.
     (3) Permitted Corporate Actions. During the Interim Period, notwithstanding Section 6.9, the Corporation shall be permitted to take the following actions (the “Interim Period Permitted Actions”):
(a)	reduce Working Capital; and

(b)	pay down all or any part of the Agreed Debt.
6.8 Exclusive Dealings. During the Interim Period, neither the Founders nor nay of their respective Affiliates or representatives or controlling Shareholders shall directly or indirectly in any manner (nor permit any Subsidiary to) (a) entertain, solicit or encourage, (b) furnish or cause to be furnished any information to any Persons) other than the Purchaser or its representatives) in connection with, or (c) negotiate or otherwise pursue, any proposal or discussions for or in connection with any possible sale of any Purchased Shares or of the Business, no matter how structured, including by sale or licence of all or any significant part of the property and assets of the Corporation or any Subsidiary, or by any merger or other business combination involving the Founders or otherwise (each of the foregoing proposals or discussions, whether written or oral, an “Alternative Transaction”). The Founders shall immediately notify the Purchaser in writing of (i) the receipt during the Interim Period of any written or verbal proposal for, or otherwise demonstrated interest in, for an Alternative Transaction or any requests for any information relating to the Founders, the Business, the
Share Purchase Agreement

Corporation or any Subsidiary or for access to the properties, books or records of the Corporation or any Subsidiary by any Person which has informed the Founders that such person is considering making, or has made, a proposal for an Alternative Transaction, and (ii) the terms of any such Alternative Transaction. The Founders shall be responsible for any breach by its representatives or controlling shareholders of any of the provisions of this Section 6.8.
6.9 Updates to Information. The Vendors and the Corporation shall update on or before the Closing, by amendment or supplement, any of the informational disclosure schedules referred to in this Agreement and any other disclosure in writing from the Vendors to the Purchaser as soon as reasonably possible after new or conflicting information comes to the attention of any Vendor or the Corporation. The Purchaser shall not be obligated to accept any such amendment or supplement and receipt of any such amendment or supplement shall not be deemed to be a waiver or release by the Purchaser of any provision of this Agreement, unless such amendment or supplement relates to a matter arising or event occurring after the Signing Date (an “Post-Signing Event”). Notwithstanding anything in this Agreement to the contrary, if:
     (1) a Post-Signing Event occurs because of, results or arises from or in connection with the breach of any Founder, the Corporation, any Subsidiary or the Holdco of any covenant set out in Section 6.6, then, notwithstanding the inclusion of such Post-Signing Event in the Schedules of this Agreement or in any document referred to or delivered in connection with this Agreement or delivered to the Purchaser or the Purchaser’s Solicitors (including the Disclosure Letter and any bring-down certificate), the Vendors shall indemnify the Purchaser for any Claim arising in relation to such Post-Signing Event pursuant to Section 5.1(1) as though no such Post-Signing Event was disclosed to the Purchaser; or
     (2) a Post-Signing Event occurs notwithstanding the compliance by the Founders, the Corporation, the Subsidiaries and the Holdcos of the covenants set out in Section 6.6, then such Post-Signing Event shall be included in the relevant Schedules of this Agreement as though such Post-Signing Event was disclosed to the Purchaser prior to the Signing Date.
6.10 Employment Contracts. The Purchaser agrees to comply with the written termination and severance provisions of the Contracts of employment with Employees.
ARTICLE 7
GENERAL
7.1 Expenses.
     (1) Each Party shall be responsible for its own legal and other expenses (including any Taxes imposed on such expenses) incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and for the payment of any broker’s commission, finder’s fee or like payment payable by it in respect of the purchase and sale of the Assets pursuant to this Agreement.
Share Purchase Agreement

     (2) The Vendors shall pay their respective Pro Rata Share of all reasonable out-of-pocket expenses incurred by the Purchaser and its Affiliates, including the reasonable fees, charges and disbursements of the Purchaser’s Solicitors (which fees shall not exceed $10,000 including all applicable Taxes), in connection with (a) the due diligence investigations and inquiries of the Holdcos and the Holdco Shares, (b) the revision, amendment or modification of this Agreement as a result of the Purchaser acquiring the Holdco Shares in lieu of the Curomax Shares owned by the related Holdco, and (c) any amalgamation, wind-up, dissolution or other corporate reorganization undertaken by the Purchaser after Closing relating to, and only to the extent relating to, the Holdcos.
7.2 Payment of Taxes. The Purchaser shall pay all Taxes applicable to, or resulting from transactions contemplated by this Agreement (other than Taxes payable under applicable legislation by the Vendors) and any filing or recording fees payable in connection with the instruments of transfer provided for in this Agreement.
7.3 Public Announcements. Except to the extent otherwise required by law or with the prior consent of the Purchaser, the Vendors shall not make any public announcement regarding this Agreement or the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Purchaser and the Vendors’ Representative shall agree upon the text of the initial press release and public announcement prior to the initial publication or public announcement thereof. After Closing, notwithstanding any other restrictions herein, VentureLink Fund shall be entitled to make disclosure of the fact of its sale of shares of the Corporation, a short description of the Corporation and the investment return earned by VentureLink Fund as a result of such sale, as well as any other information already in the public domain.
7.4 Notices.
     (1) Any notice, certificate, consent, determination or other communication required or permitted to be given or made under this Agreement shall be in writing and shall be effectively given and made if (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent prepaid by fax or other similar means of electronic communication, in each case to the applicable address set out below:
     (a) if to the Vendors, c/o Vendors’ Representative to:
Alan H. Bird
617 Cognac Crescent
Pickering, ON
L1X 1M4
Fax: 416-360-8277
with a copy to:
Macleod Dixon LLP
Toronto-Dominion Centre
Canadian Pacific Tower
Suite 500, P.O. Box 128
Share Purchase Agreement

100 Wellington Street West
Toronto, ON
M5K 1H1
Attention:  Anthony Kramreither
Fax:            416-360-8277
     (b) if to the Purchaser, to:
6680968 Canada Inc.
c/o DealerAccess Canada Inc.
9225 Leslie Street, Suite 201
Toronto, ON L4B 3H6
Attention: President
Fax No.: 516-734-3805
with a copy to:
DealerTrack Holdings, Inc.
1111 Marcus Avenue, Suite M04
Lake Success, NY 11042
U.S.A.
Attention: General Counsel and CEO
Fax No.: 516-734-3805
and with a copy to:
Blake, Cassels & Graydon LLP
199 Bay Street, Suite 2800
Toronto, ON M5L 1A9
Attention: Greg Frenette
Fax No.: 416-863-2653
     (2) Any such communication so given or made shall be deemed to have been given or made and to have been received on the day of delivery if delivered, or on the day of faxing or sending by other means of recorded electronic communication, provided that such day in either event is a Business Day and the communication is so delivered, faxed or sent before 4:30 p.m. on such day. Otherwise, such communication shall be deemed to have been given and made and to have been received on the next following Business Day. Any such communication sent by mail shall be deemed to have been given and made and to have been received on the fifth Business Day following the mailing thereof; provided however that no such communication shall be mailed during any actual or apprehended disruption of postal services. Any such communication given or made in any other manner shall be deemed to have been given or made and to have been received only upon actual receipt.
     (3) Any Party may from time to time change its address under this Section by notice to the other Party given in the manner provided by this Section.
Share Purchase Agreement

7.5 Time of Essence. Time shall be of the essence of this Agreement in all respects.
7.6 Entire Agreement. This Agreement (together with the Escrow Agreement), constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. There are no conditions, warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as specifically set out in this Agreement or in such other applicable agreements.
7.7 Waiver. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver shall be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach or non-observance or by anything done or omitted to be done by the other party. The waiver by a party of any default, breach or non-compliance under this Agreement shall not operate as a waiver of that party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).
7.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
7.9 Non-Merger. Each Party hereby agrees that all provisions of this Agreement, other than the representations and warranties contained in Article 4 and the related indemnities in Sections 5.1, 5.2, 5.3 and 5.4 hereof (which shall be subject to the special arrangements provided in such Articles or Sections) shall survive the execution and delivery of this Agreement, Closing and the execution and delivery of any and all documents delivered in connection with this Agreement.
7.10 Further Assurances. Each Party shall promptly do, execute, deliver or cause to be done, executed and delivered all further acts, documents and things in connection with this Agreement that the other Party may reasonably require for the purposes of giving effect to this Agreement.
7.11 Attornment. Each Party agrees (i) that any action or proceeding relating to this Agreement may (but need not) be brought in any court of competent jurisdiction in the Province of Ontario, and for that purpose now irrevocably and unconditionally attorns and submits to the jurisdiction of such Ontario court; (ii) not to oppose any such Ontario action or proceeding on the basis of forum non conveniens or for any other reason; and (iii) not to oppose the enforcement against it in any other jurisdiction of any judgment or order duly obtained from an Ontario court as contemplated by this Section. Each of the Vendors and the Purchaser irrevocably appoints the following Persons as its agents to receive on its behalf service of summons and any other legal process which may be served in any action, suit or proceeding:
Share Purchase Agreement

For the Purchaser:
Blake, Cassels & Graydon LLP
199 Bay Street, Suite 2800
Toronto, ON M5L 1A9
Attention: Greg Frenette
Fax No.: 416-863-2653
with a copy to:
DealerAccess Canada Inc.
9225 Leslie Street, Suite 201
Toronto, ON L4B 3H6
Attention: President
Fax No.: 516-734-3805
For the Vendors:
Macleod Dixon LLP
Toronto-Dominion Centre
Canadian Pacific Tower
100 Wellington Street West
Suite 500, P.O. Box 128
Toronto, ON M5K 1H1
Attention: Anthony Kramreither
Fax: No.: 416-360-8277
with a copy to:
Alan H. Bird
617 Cognac Crescent
Pickering, ON
L1X 1M4
Fax: 416-360-8277
Such service may be made by mailing or delivering a copy of such process to the applicable party in care of its agent at the address given in this Section and each of the parties hereto hereby irrevocably authorizes and directs the respective agents to accept such service on their behalf. If and to the extent that such service and any summons or other legal process cannot for any reason be effected upon the applicable agent as in this Agreement provided, each of the parties to this Agreement further irrevocably consents to the service of any and all legal process in any such action, suit or proceeding by the mailing of copies of such process in the manner specified in Section 7.4. Nothing in this Section will affect the rights of the Parties to serve legal process in any other manner permitted by law.
7.12 Language. The Parties have required that this Agreement and all deeds, documents and notices relating to this Agreement be drawn up in the English language. Les
Share Purchase Agreement

parties aux présentes ont exigé que le présent contrat et tous autres contrats, documents ou avis afférents aux présentes soient rédigés en langue anglaise.
7.13 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in that Province and shall be treated, in all respects, as a Ontario contract.
7.14 Successors and Assigns. This Agreement shall enure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, the Purchaser may assign this Agreement or any part of it to an Affiliate without the consent of the Vendors or the Vendors’ Representative.
7.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed either in original or faxed form and the Parties adopt any signatures received by a receiving fax machine as original signatures of the Parties; provided, however, that either Party providing its signature in such manner shall promptly forward to the other Party an original of the signed copy of this Agreement which was so faxed.
7.16 ILA. Each of the Vendors agrees that they have been given adequate time and opportunity to consult an independent legal adviser in respect of the terms and conditions of this agreement and that they understand and accept such terms and conditions.
Share Purchase Agreement

IN WITNESS WHEREOF the Parties have executed this Agreement.

PURCHASER:		CORPORATION:

6680968 CANADA INC.		CUROMAX CORPORATION

Per:	/s/ Mark F. O’Neil	Per:	/s/ Alan H. Bird

Name:	Mark F. O’Neil	Name:	Alan H. Bird
Title:	Chairman	Title:	President and Chief Executive Officer
FOUNDERS:

/s/ Alan H. Bird	/s/ Michael Collins

ALAN H. BIRD, as shareholder of Curomax Corporation and of 2044904 Ontario Inc.	MICHAEL COLLINS, as shareholder of 2044905 Ontario Inc.

/s/ Desmond Reynolds	/s/ Kreig Smith

DESMOND REYNOLDS, as shareholder of 2044903 Ontario Inc.	KREIG SMITH

/s/ Trevor Burgess	/s/ Joseph Lapenna

TREVOR BURGESS	JOSEPH LAPENNA

/s/ Gordon Coker	/s/ Peter Gouvis

GORDON COKER	PETER GOUVIS
OTHER VENDORS:

VENTURELINK FINANCIAL SERVICES INNOVATION FUND INC., by its Investment Advisor VL ADVISORS INC.		VENTURELINK BRIGHTER FUTURE FUND INC. (formerly VentureLink Fund Inc.), by its Investment Advisor VL ADVISORS INC.

Per:	/s/ Jim Whitaker	Per:	/s/ Jim Whitaker

Name: Jim Whitaker		Name: Jim Whitaker
Title: Director		Title: Director
Share Purchase Agreement

/s/ Alison Bird	/s/ Sherry Smith

ALISON BIRD	SHERRY SMITH

/s/ Christina Collins	/s/ Leah Reynolds

CHRISTINA COLLINS	LEAH REYNOLDS
Share Purchase Agreement

EXECUTION COPY
CERTAIN SHAREHOLDERS OF CUROMAX CORPORATION
- and -
THE SHAREHOLDERS OF
2044903 ONTARIO INC., 2044904 ONTARIO INC. AND 2044905 ONTARIO INC.
collectively, as Vendors
- and –
6680468 CANADA INC.
as Purchaser

AGREEMENT FOR THE PURCHASE OF ALL OF THE SHARES
OF
CUROMAX CORPORATION
AND
2044903 ONTARIO INC., 2044904 ONTARIO INC. AND 2044905 ONTARIO INC.

DATED JANUARY 16, 2007
Share Purchase Agreement

ARTICLE 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Headings and Table of Contents	15
1.3	Number and Gender	15
1.4	Business Days	15
1.5	Currency and Payment Obligations	15
1.6	Calculation of Interest	16
1.7	Statute References	16
1.8	Section and Schedule References	16

ARTICLE 2 PURCHASE OF SHARES		16

2.1	Agreement to Purchase and Sell	16
2.2	Amount of Purchase Price	16
2.3	Payment of Purchase Price	16
2.4	Working Capital Adjustment	17
2.5	Indemnification Holdback Amount	19
2.6	Integration Amount	20
2.7	Business Continuation Amount	20
2.8	Vendors’ Representative	20
2.9	Section 116 Certificates and Withholding	20
2.10	Adjustment for Uncollectible Receivables	22

ARTICLE 3 CLOSING ARRANGEMENTS		22

3.1	Closing	22
3.2	Signing Date Deliveries	22
3.3	Vendors’ Closing Deliveries	23
3.4	Purchaser’s Closing Deliveries	24
3.5	Purchaser’s Conditions	25
3.6	Condition Not Fulfilled	26
3.7	Vendors’ Conditions	27
3.8	Condition Not Fulfilled	27
3.9	Grounds for Termination	27
3.10	Effect of Termination	28

ARTICLE 4 REPRESENTATIONS, WARRANTIES AND COVENANTS		28

4.1	Representations, Warranties and Covenants of the Founders	28
4.2	Representations, Warranties and Covenants of the Vendors	45
4.3	Representations and Warranties of the Holdco Shareholders	46
4.4	Representations and Warranties of the Purchaser	52
4.5	Survival of Representations, Warranties and Covenants	52

ARTICLE 5 INDEMNIFICATION		53

5.1	Indemnity by the Founders and Vendors	53
5.2	Indemnity by the Vendors	54
5.3	Indemnity by the Holdco Shareholders	54
5.4	Indemnity by the Purchaser	54
5.5	Limitations	55
Share Purchase Agreement

5.6	Notice of Claim	56
5.7	Direct Claims	56
5.8	Third Party Claims	56
5.9	Settlement of Third Party Claims	57
5.10	Interest on Claims	58
5.11	Tax Adjustments	58
5.12	Set-off	58
5.13	Vendors’ Representative	58

ARTICLE 6 COVENANTS		59

6.1	Confidentiality	59
6.2	Non-Competition, Non-Solicitation	60
6.3	Termination of Shareholders Agreements	61
6.4	Investigation	61
6.5	Risk of Loss	62
6.6	Action During Interim Period	62
6.7	Interim Period Arrangements	64
6.8	Exclusive Dealings	64
6.9	Consents and Approvals	65
6.10	Updates to Information	65

ARTICLE 7 GENERAL		65

7.1	Expenses	65
7.2	Payment of Taxes	65
7.3	Public Announcements	66
7.4	Notices	66
7.5	Time of Essence	67
7.6	Entire Agreement	67
7.7	Waiver	67
7.8	Severability	68
7.9	Non-Merger	68
7.10	Further Assurances	68
7.11	Attornment	68
7.12	Language	69
7.13	Governing Law	69
7.14	Successors and Assigns	69
7.15	Counterparts	69
7.16	ILA	69
Share Purchase Agreement